Exhibit 10.2

ASSET PURCHASE AGREEMENT

INTERNET BROADCASTING SYSTEMS, INC.

AND

NEXSTAR BROADCASTING, INC.

TABLE OF CONTENTS

ARTICLE 1 ASSETS TO BE CONVEYED		1
1.1	Purchase and Sale of Assets	1
1.2	Excluded Assets	2
1.3	Assumption of Liabilities; Retained Liabilities	3
ARTICLE 2 PURCHASE PRICE		5
2.1	Purchase Price	5
2.2	Estimated Net Working Capital Statement; Closing Statement	5
2.3	Allocation	7
2.4	Accounts Receivable	7
2.5	Further Purchase Price Adjustments	7
ARTICLE 3 CLOSING		7
3.1	General Closing Procedures	7
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		7
4.1	Organization and Standing; Capitalization	8
4.2	Authorization and Binding Obligation	8
4.3	Absence of Conflicting Agreements; Consents	8
4.4	Litigation	8
4.5	Real Property	9
4.6	Contracts	9
4.7	Compliance with Laws	10
4.8	Governmental Consents	11
4.9	Taxes	11
4.1	Environmental Matters	11
4.11	Broker’s Fees	12
4.12	Insurance	12
4.13	Personal Property	12
4.14	Sufficiency of Assets	12
4.15	Financial Statements	13
4.16	Absence of Certain Changes	13
4.17	Absence of Undisclosed Liabilities	13
4.18	Employment Matters	13
4.19	Permits	16
4.2	Accounts Receivable	16
4.21	Accounts Payable	17
4.22	Claims Against Third Parties	16
4.23	Intellectual Property	16
4.24	Transactions with Affiliates	20
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		20
5.1	Organizational and Standing	20
5.2	Authorization and Binding Obligation	20
5.3	No Conflicting Agreements or Required Consents	20
5.4	Litigation	20
5.5	Broker’s Fees	20
5.6	Financing	21
ARTICLE 6 COVENANTS		21
6.1	Certain Covenants	21
6.2	Pre-Closing Access	23
6.3	No Inconsistent Action	23
6.4	Exclusivity	24
6.5	Confidentiality	24
6.6	Further Assurances	24
6.7	Consents; Benefit of Agreements	24
6.8	Risk of Loss	25
6.9	Financing	25
6.1	Bulk Transfers	25
6.11	Conveyance Free and Clear of Encumbrances	25
ARTICLE 7 CONDITIONS PRECEDENT		25
7.1	To Buyer’s Obligations Regarding Closing	25
7.2	To Seller’s Obligations	26
ARTICLE 8 DOCUMENTS TO BE DELIVERED AT THE CLOSING		27
8.1	Documents to be Delivered by Seller	27
8.2	Documents to be Delivered by Buyer	29
ARTICLE 9 INDEMNIFICATION		29
9.1	Seller’s Indemnities	29
9.2	Buyer’s Indemnities	30
9.3	Procedure for Indemnification	30
9.4	Limitations	32
9.5	Certain Limitations	32
9.6	Survival	32
9.7	Exclusive Remedy following the Closing	32
9.8	Mitigation of Damages	33
9.9	Shareholder Representative	33
ARTICLE 10 TERMINATION RIGHTS		33
10.1	Termination	33
10.2	Termination Fee	34
10.3	Other Effects of Termination	35
ARTICLE 11 EMPLOYEES AND EMPLOYEE PLANS		35
11.1	Employees	35
11.2	Offer of Employment	35
11.3	No Assumption of Company Plans	36
11.4	Benefits Generally	36
11.5	Health & Welfare Benefits	36
11.6	401(k) Plan	36
11.7	Vacation and Sick Leave	37
11.8	Workers’ Compensation	37
11.9	COBRA Obligations	37
11.1	Past Service Credit	38
11.11	No Third Party Beneficiaries	39
11.12	Releases	39
ARTICLE 12 OTHER AGREEMENTS		39
12.1	Access to Books and Records and Records Retention	39
ARTICLE 13 OTHER PROVISIONS		40
13.1	Transfer Taxes and Expenses	40
13.2	Benefit and Assignment	40
13.3	Additional Documents	40
13.4	Entire Agreement; Schedules; Amendment; Waiver	40
13.5	Headings	41
13.6	Computation of Time	41
13.7	Governing Law	41
13.8	Venue	41
13.9	Attorneys’ Fees	41
13.1	Severability	41
13.11	Neutral Construction	41
13.12	Notices	41
13.13	No Recourse	42
13.14	Counterparts	42
13.15	Facsimile or PDF Signatures	42
ARTICLE 14 DEFINITIONS		43
14.1	Defined Terms	43
14.2	Miscellaneous Terms	53

SCHEDULES

Schedule 1.1(a)                                           Leased Real Property
Schedule 1.1(b)                                           Personal Property
Schedule 1.1(c)                                           Assumed Contracts
Schedule 2.2(a)                                           Net Working Capital Example
Schedule 4.1                                           Seller’s Organization and Standing
Schedule 4.3                                           Certain Seller Consents
Schedule 4.4                                           Litigation
Schedule 4.5(a)                                           Real Estate Leases – Oral Agreements
Schedule 4.7                                           Compliance with Laws
Schedule 4.9(a)                                           Tax Filing Exceptions
Schedule 4.9(b)                                           Raised Tax Matters
Schedule 4.12                                           Insurance
Schedule 4.15                                           Financial Statements
Schedule 4.16                                           Absence of Certain Changes
Schedule 4.17                                           Undisclosed Liabilities
Schedule 4.18(a)                                           Company Plans
Schedule 4.18(c)                                           Employment Proceedings
Schedule 4.18(l)                                           Employee Payments
Schedule 4.18(o)                                           Recently Terminated Employees
Schedule 4.20                                           Accounts Receivable Exceptions
Schedule 4.21                                           Accounts Payable
Schedule 4.22                                           Claims Against Third Parties
Schedule 4.23(a)                                           Excepted Intellectual Property
Schedule 4.23(b)                                           Seller Owned Intellectual Property
Schedule 4.23(d)                                           Customer Information Exceptions
Schedule 4.23(k)                                           Public Software
Schedule 4.23(l)                                           Software Obligations to Third Parties
Schedule 4.24                                           Affiliate Transactions
Schedule 6.1(a)                                           Capital Expenditures
Schedule 7.1(c)                                           Material Consents
Schedule 11.1                                           Employees
Schedule 11.9                                           COBRA Beneficiaries

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made as of the 12th day of March, 2014, between Internet Broadcasting Systems, Inc., a Delaware corporation (“Seller”), and Nexstar Broadcasting, Inc., a Delaware corporation (“Buyer”).  Reference herein to a “Party” shall refer to Buyer or Seller, as appropriate, and reference to the “Parties” shall refer to Buyer and Seller collectively.  Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in Article 14 of this Agreement.

RECITALS

WHEREAS, Seller is in the business of providing professional services and licensed products for use in the operation, maintenance and monetization of web sites and other digital properties for third parties (the “Business”); and

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Buyer desires to purchase, all of Seller’s assets and properties used or held for use in the Business;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer, intending to be legally bound, hereby agree as follows:

ARTICLE 1

ASSETS TO BE CONVEYED

1.1 Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver, free and clear of all Liens, other than Permitted Liens, and Buyer will purchase from Seller, all of the assets, property and rights of Seller, real and personal, tangible and intangible used or held for use in the Business (collectively, the “Assets”), but excluding the Excluded Assets.  The Assets shall include, but not be limited to:

(a) all right, title and interest held by Seller in and to the lease for property set forth on Schedule 1.1(a) (the “Leased Real Property”) including Seller’s interests, if any, in all improvements on such Leased Real Property, and all easements or other appurtenances for the benefit of such Leased Real Property;

(b) all equipment, furniture, fixtures, materials and supplies, fixed assets, production equipment, Computer Hardware, computer servers, telephone systems, cell phones, smart phones, personal data assistants, computers and similar devices, tablets, leasehold improvements, inventories, spare parts, vehicles, and other tangible personal property of every kind and description used in the Business, including those fixed assets listed on Schedule 1.1(b), excluding any such property disposed of or replaced in the Ordinary Course of Business pursuant to the terms of this Agreement prior to the Closing Date (the “Personal Property”);

(c) all Contracts (the “Assumed Contracts”), including those listed on Schedule 1.1(c), provided that, Buyer shall only assume the Assumed Contracts as in effect on the date hereof;

(d) all of Seller’s right, title and interest in and to all Intellectual Property, used in the operation of, used by, or related to the Business, in whatever form or medium, including all goodwill associated therewith, including, without limitation, the Material Intellectual Property, excepting only the Excepted Intellectual Property;

(e) all Current Assets of Seller;

(f) all electronic or paper copies of all books and records related to the Business, including without limitation proprietary information, financial data and information, technical information and engineering data, operating manuals, marketing and sales information, data, studies, records, reports, logs, ledgers, files, correspondence, computer files, plans, diagrams, blueprints and schematics for the Business and including computer readable disk or tape copies of any items stored on computer files;

(g) all Permits of Seller used to conduct the Business, to the extent transferable;

(h) all relationships with vendors, distributors, contractors, partners, agents, and customers related to the Business;

(i) all claims (including, without limitation, warranty claims, remedies against infringements of Intellectual Property and rights to protection of interests in the Intellectual Property), deposits and prepaid expenses; and

(j) all goodwill associated with, and the going concern value of, the Assets and the Business.

At the Closing, Seller shall use commercially reasonable efforts to cause Seller’s Employees or agents who are the account holders for social media accounts (including, but not limited to, Facebook, Twitter, and Instagram) related to, or used in connection with, the Business to convey title, user names and passwords to such accounts to individuals designated by Buyer.

1.2 Excluded Assets.  The Assets shall not include the following assets and any rights, title and interest of Seller therein shall not be transferred to Buyer hereunder (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents of Seller;

(b) any insurance policies, and any cash surrender value in regard thereto, of Seller;

(c) all Contracts that are terminated in compliance with the terms of this Agreement or expire prior to the Closing;

(d) all Personal Property consumed or disposed of in the Ordinary Course of Business between the Agreement Date and the Closing Date in compliance with the terms of this Agreement;

(e) all Company Plans and the assets thereof (to the extent not assets owned by any Employee);

(f) any interest in and to any refunds of Taxes of Seller for periods prior to the Closing Date;

(g) the corporate records of Seller, including charters or other governance documents, minute books and all books and records relating to the organization, existence or ownership of Seller, and all books and records relating to Taxes, including without limitation Tax Returns for periods prior to the Effective Date and all supporting documentation therefor;

(h) all rights of Seller under this Agreement; and

(i) all rights, claims and causes of action relating to any of the foregoing or any Retained Liability.

1.3 Assumption of Liabilities; Retained Liabilities.

(a) Subject to the terms and upon the conditions set forth in this Agreement, on the Closing Date, Seller shall assign to Buyer and Buyer shall assume from Seller, and thereafter pay or perform when due all liabilities and obligations of Seller, other than Retained Liabilities, including without limitation (i) the Accounts Payable and other Liabilities of Seller assumed pursuant to this Agreement from and after the Effective Time, except those relating to the Excluded Assets or Retained Liabilities, (ii) all Liabilities under the Assumed Contracts, including the Assigned Employment Agreements, arising after the Effective Time, (iii) any and all Tax with respect to the operation of the Business arising out of, or attributable to, any period of time after the Effective Time, and (iv) any Liabilities to the extent of the amount of credit received by Buyer under Section 2.2 (collectively, the “Assumed Liabilities”).  For avoidance of doubt, all performance and stay bonuses and other compensation payable by Seller in connection with the Transaction will not constitute Assumed Liabilities.

(b) Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the Transaction to have assumed, the Liabilities set forth in this Section 1.3(b), which shall have occurred, arisen or existed on or before the Closing Date, which Liabilities, if ever in existence, shall continue to be Liabilities of Seller (individually, a “Retained Liability” and collectively, the “Retained Liabilities”):

(i) the debts, obligations or Liabilities of Seller arising out of any Proceeding pending as of the Closing Date or arising out of or relating to matters or events occurring on or prior to the Closing Date (whether or not such claim is then asserted), including, without limitation, any claims for personal injury (including worker’s compensation or otherwise) or property damage;

(ii) the contingent Liabilities of Seller of any kind arising or existing on or prior to the Closing Date, including, but not limited to, claims or Proceedings, which are currently or hereafter become, the subject of claims or Proceedings;

(iii) the debts, obligations or Liabilities of Seller for Taxes or assessments (including interest and penalties thereon, if any) of any kind whatsoever arising from, based upon or related to the sale, transfer or delivery of the Assets pursuant to this Agreement;

(iv) the debts, obligations or Liabilities of Seller, whether absolute, accrued, contingent or otherwise, for all Taxes arising or occurring prior to the Closing Date, including, but not limited to any debts, obligations or Liabilities arising out of, relating to, or resulting from and the Minnesota Department of Revenue Audit disclosed on Schedule 4.9(b);

(v) except as expressly provided for herein or by Law, the debts, obligations or Liabilities of Seller (A) to Solbright, Inc., (B) relating to the employment or termination of employment of any Person by Seller, (C) relating to all amounts accrued and payable to Transferred Employees as of the Closing Date by Seller in accordance with Section 11.7, (D) at any time arising under or pursuant to or in connection with any Company Plans at any time maintained, sponsored or contributed to or required to be contributed to by Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates has or could have any liability or obligation, including but not limited to (1) the Seller 2007 Amended and Restated Stock Option Plan, and (2) any payments for bonuses under any Seller bonus plan that may be accrued and payable as of the Closing Date, including the Internet Broadcasting Systems, Inc. Management Incentive Plan adopted August 8, 2013, and (E) relating to Seller’s agreement with Doherty for human resources services;

(vi) any debts, obligations or Liabilities in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations of others, whether or not disclosed in this Agreement or otherwise of Seller, including, without limitation, any obligations or liabilities of Seller, to any of its Affiliates or to any Person affiliated therewith, if any;

(vii) any Liabilities or obligations of Seller arising out of any violation of Laws occurring on or before the Closing Date, including but not limited to liabilities arising under Environmental Laws, to the extent arising from or relating to facts, events or conditions which were in existence or occurred on or prior to the Closing Date, irrespective of whether such Liabilities attach to Seller or Buyer or any other Person in the first instance;

(viii) Liabilities in respect of Seller Transaction Expenses;

(ix) Seller’s obligations under this Agreement and the Related Documents; and

(x) any Liabilities or obligations arising out of or relating to the Excluded Assets or Retained Liabilities.

Seller shall timely perform and discharge in accordance with their respective terms all Retained Liabilities and shall, subject to Article 9 hereof (except with respect to the Minnesota Department of Revenue Audit which shall not be subject to Article 9), indemnify and hold Buyer harmless against all such Liabilities.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price.  In consideration for the sale of the Assets to Buyer, the purchase price for the Assets shall be Twenty Million Dollars ($20,000,000.00), subject to adjustment pursuant to Section 2.2 (the “Purchase Price”).  The Purchase Price shall be paid at Closing by wire transfer pursuant to the written instructions of Seller delivered to Buyer at least three (3) business days prior to the Closing, as follows:

(a) Pursuant to the terms and conditions of a mutually agreeable Escrow Agreement (the “Escrow Agreement”) among Buyer, Seller and either U.S. Bank or Wells Fargo, as selected by Seller (the “Escrow Agent”), Buyer shall deposit in escrow with the Escrow Agent in cash an amount equal to $2,500,000.00 (the “Escrow Deposit”) to be held by the Escrow Agent in an escrow fund (the “Escrow Deposit Fund”) pursuant to the terms of this Agreement and the Escrow Agreement.  The Escrow Agreement shall provide that, if no claim has been made by the six (6) month anniversary of the Closing, $500,000 of the Escrow Deposit shall be immediately released to the Seller (or distributed to Seller’s shareholders if the Seller so directs the Escrow Agent).  All amounts, including accrued interest, remaining in the Escrow Deposit Fund shall be distributed to Seller on the first anniversary of the Closing Date, except for amounts required to satisfy Buyer’s claims, which shall be retained in the Escrow Deposit Fund until such claims have been paid or settled.  The Escrow Deposit Fund and all interest on, or other proceeds (the “Earnings”) of, the Escrow Deposit Fund shall be available to satisfy any amounts owed by Seller to Buyer or the Buyer Indemnified Parties pursuant to Article 9 of this Agreement and will be paid pursuant to the terms of the Escrow Agreement.  The Escrow Deposit Fund shall be released and applied in accordance with the terms of this Agreement and the Escrow Agreement.  The parties agree that any Taxes related to the Earnings shall be paid by Seller.

(b) Buyer shall pay to Seller the sum of Seventeen Million Five Hundred Thousand Dollars and No Cents ($17,500,000.00) (the “Closing Payment”) plus or minus the Net Working Capital Adjustment determined in accordance with Section 2.2.

2.2 Estimated Net Working Capital Statement; Closing Statement.

(a) The Net Working Capital as of the Closing Date shall be determined in conformance with Schedule 2.2(a) hereto (the “Example Net Working Capital Statement”).  At least five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Net Working Capital Statement”) setting forth in reasonable detail Seller’s good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”), which statement shall set forth in reasonable detail the basis for the estimate.  The Estimated Net Working Capital Statement shall be prepared on a basis consistent with the preparation of, and shall be substantially identical in form to, the Example Net Working Capital Statement.  The Closing Payment shall be increased to the extent the Estimated Net Working Capital exceeds the Net Working Capital Target or reduced to the extent Net Working Capital Target exceeds the Estimated Net Working Capital (the “Net Working Capital Adjustment”); provided, that no adjustment shall be made if the difference between Estimated Net Working Capital and the Net Working Capital Target does not exceed $50,000 (the “Working Capital Cushion”).

(b) Within sixty (60) days after the Closing, Buyer shall deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s good faith determination of Net Working Capital as of the Closing Date (the “Closing Date Net Working Capital”) and a calculation of any further adjustment to the Purchase Price, based upon the difference between the Estimated Net Working Capital Statement and the Closing Statement.  The Closing Statement shall be prepared on a basis consistent with the preparation of, and shall be substantially identical in form to, the Example Net Working Capital Statement.  No later than the close of business on the tenth (10th) business day after the delivery of the Closing Statement (the “Payment Date”), (i) in the event that the Closing Date Net Working Capital is less than the Estimated Net Working Capital, Seller shall pay Buyer an amount equal to the deficiency (or, if there is any good faith dispute, the undisputed amount), or (ii) in the event that the Closing Date Net Working Capital is more than the Estimated Net Working Capital, Buyer shall pay Seller an amount equal to the excess (or, if there is any good faith dispute, the undisputed amount); provided, that no payment shall be made if the difference between Closing Date Net Working Capital and the Net Working Capital Target does not exceed the Working Capital Cushion.  During the first sixty (60) days after Closing, each of Buyer and Seller agrees to provide representatives of the other party with prompt reasonable access to its related books, records and employees during regular business hours (or in lieu of such access, copies of reasonably requested materials and telephonic access to such employees shall be provided upon two (2) business days’ prior written notice to such party) for the purpose of preparing the Closing Statement.

(c) Except with respect to items that Seller notifies Buyer that it objects to prior to the close of business on the date that is at least one (1) business day prior to the Payment Date, the adjustments set forth in the Closing Statement shall be final and binding on the Parties effective at the close of business on the Payment Date.  If Seller disputes Buyer’s determinations set forth in the Closing Statement or Buyer disputes Seller’s determinations set forth in any such objection notice, the parties shall consult with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the Parties within thirty (30) days after the Payment Date.  If such thirty (30) day consultation period expires and the dispute has not been resolved, then the Parties shall retain a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with Seller or Buyer (the “Independent Accountant”), to resolve the disagreement and make a determination with respect thereto as promptly as practicable.  The determination by the Independent Accountant on the matter shall be made in accordance with the Example Net Working Capital Statement and shall be binding on the Parties.  If an Independent Accountant is engaged pursuant to this Section 2.2, the fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in inverse proportion as such Party may prevail on the resolution of the disagreement which proportionate allocation also will be determined by the Independent Accountant and be included in the Independent Accountant’s written report, and an appropriate adjustment and payment shall be made within three (3) business days of the resolution by the Independent Accountant, which resolution the parties will request the Independent Accountant to render within thirty (30) days after such retention.

(d) The Example Net Working Capital Statement, the Estimated Net Working Capital Statement, and the Closing Statement and the estimates, determinations and calculations contained therein will be prepared and calculated for in this Section 2.2 without duplication and in accordance with GAAP, except that accrued PTO shall not be included in any computation of Net Working Capital and will be paid by Seller as of the Closing Date in accordance with Section 11.7.  In addition, none of the adjustments provided for in this Section 2.2 will be made with respect to any Excluded Asset, Retained Liability or with respect to any item of income or expense related to an Excluded Asset or Retained Liability.

2.3 Allocation.  All amounts constituting consideration within the meaning of and for the purposes of Section 1060 of the Code and the regulations thereunder shall be allocated among the Assets and any other rights acquired by Buyer hereunder, as applicable, in the manner required by Section 1060 of the Code.  The Purchase Price shall be allocated among the Assets in accordance with an appraisal which shall be completed within ninety (90) days after the Closing by a qualified appraiser selected by Buyer.  All costs associated with such appraisal will be borne by Buyer.  Buyer and Seller shall each file its federal income tax returns and its other Tax Returns reflecting such allocation.

2.4 Accounts Receivable.  Effective as of the Closing Date, Seller will assign to Buyer all of the Accounts Receivable.  On or as soon as practicable after the Closing Date, but in no event later than five (5) business days after the end of the month in which the Closing occurs, Seller will deliver to Buyer a statement setting forth the outstanding Accounts Receivables.

2.5 Further Purchase Price Adjustments.

(a) In the event Buyer does not pay to Transferred Employees (as defined herein) within one year after the Closing Date the amount of their respective bonuses accrued as of the Closing Date by Seller, Buyer shall promptly pay to Seller the unpaid amount as an adjustment to the Purchase Price.

(b) In the event the Closing does not occur by April 1, 2014, the parties shall negotiate in good faith a revision to the Net Working Capital Target, such that Seller does not suffer any adverse financial consequences as a result of delaying the Closing beyond April 1, 2014.

ARTICLE 3

CLOSING

3.1 General Closing Procedures.  The consummation of the sale and purchase of the Assets pursuant to this Agreement (the “Closing”) shall take place as soon as practicable, at a mutually agreeable location or by electronic exchange of signatures, with required deliveries and payments, but in no event later than April 16, 2014 (the “Closing Date”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, subject to the disclosures in the Schedules referenced in this Article 4 (the “Schedule of Exceptions”), the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing:

4.1 Organization and Standing; Capitalization. Seller (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) is qualified to do business in all jurisdictions where failure to do so would have a Material Adverse Effect on the Business, and (iii) has all necessary corporate power and authority to own, operate and lease its Assets and carry on the Business as now conducted.  Schedule 4.1 lists each state where Seller is qualified to do business.

4.2 Authorization and Binding Obligation. Seller has all necessary corporate power and authority to enter into, deliver and perform its obligations under this Agreement and the Related Documents and to consummate the Transaction.  This Agreement and the Related Documents (i) have been, and each of the other documents contemplated hereby at or prior to Closing will be, duly executed and delivered by Seller, (ii) have been duly approved by all necessary action of Seller’s board of directors and do not require any further authorization or consent of Seller’s board of directors and, (iii) subsequent to the Special Meeting of Seller’s Shareholders, will have been approved by all necessary corporate action and will not require any further authorization or consent of Seller’s Shareholders. This Agreement constitutes (and each of the other Related Documents, when executed and delivered, will constitute) valid, legal and binding obligations enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

4.3 Absence of Conflicting Agreements; Consents.

(a) Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the Related Documents contemplated hereby by Seller and the consummation by Seller of the Transaction hereby and thereby does not and will not: (i) violate any provision of the Organizational Documents of Seller; (ii) violate any applicable Law or Order; (iii) either alone or with the giving of notice or the passage of time or both, conflict with, constitute a material default under, or grounds for termination or  acceleration of, or result in a breach of the terms, conditions or provisions of any Assumed Contracts, assuming any necessary consents are obtained; and (iv) create any Lien upon any of the Assets other than Permitted Liens.

(b) Except as listed on Schedule 4.3, no approval or consent of any Person or Governmental Authority is or was required to be obtained by Seller for the authorization of this Agreement or the Related Documents or the execution, delivery, performance and consummation by Seller of the transactions contemplated by this Agreement and the Related Documents.

4.4 Litigation.  (i) Except as disclosed on Schedule 4.4, there are no Proceedings pending against Seller that have been served on Seller or, to the Knowledge of Seller, pending but not served on Seller or threatened against Seller with respect to the Assets or operation of the Business and (ii) there are no Proceedings pending or, to the Knowledge of Seller, threatened, before or by any court, Governmental Authority or arbitrator relating to Seller that seeks to enjoin or prohibit, or that could hinder or impair, Seller’s performance of its obligations under this Agreement and the Related Documents.

4.5 Real Property.

(a) Lease.  Seller has furnished to Buyer a true and complete copy of all written lease agreements and all related documentation for the Leased Real Property (collectively, the “Real Estate Leases”), along with all modifications and amendments thereto.  Except as set forth on Schedule 4.5(a), there are no material oral agreements between Seller and any landlord or lessor under the Real Estate Leases.  The Leased Real Property constitutes all of the real property used or held for use in the conduct of the Business.  There is legal and practical access to the Leased Real Property and the Leased Real Property is served by all utilities and services necessary for the proper and lawful conduct and operation of the Business as currently conducted.  The Real Property Leases are in full force and effect.

(b) Leased Real Property.  With respect to the real property and improvements subject to the Real Estate Leases: (i) Seller is the owner and holder of the entire interest in the leasehold estate granted by the Real Estate Leases; (ii) the Real Estate Leases constitute legal, valid and binding obligations of Seller and, to Seller’s Knowledge, the landlords thereto, enforceable in accordance with their terms; and (iii) there are no defaults currently existing by Seller under the Real Estate Leases, and no written notices of default have been received by Seller which have not been cured, and no events have occurred that with the lapse of time, notice, or otherwise would constitute a default under the Real Estate Leases.  Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the leased real property which is the subject of any Real Property Lease and has not collaterally assigned or granted any other security interest in any Real Property Lease.

(c) Improvements.  Seller has not received any written notice from any Governmental Authority claiming any improvements (including buildings and other structures) on the Leased Real Property are in material violation of applicable Laws.  All improvements (including buildings and other structures) on the Leased Real Property are in good operating condition and repair, normal wear and tear excepted and adequate to operate such facilities as currently used.

(d) To Seller’s Knowledge, there are no assessments, general or special, which have been or are in the process of being levied against the Leased Real Property and Seller has no knowledge of any contemplated assessments.

4.6 Contracts.

(a) Schedule 1.1(c) sets forth a true and complete list of all material Assumed Contracts, including agreements, licenses and leases that relate to the Business or the ownership of the Assets, such as the following:

(i) any mortgage, pledge or security agreement, deed of trust or other instrument granting a Lien (other than Permitted Liens) upon any Asset used in the Business;

(ii) any Contract involving a partnership, joint venture or similar agreement with another party;

(iii) any Client Contract;

(iv) any Contract involving compensation to (A) any Employee, or (B) any Consulting Agreement, including the Assigned Employment Agreements;

(v) any Contract involving any labor agreement or collective bargaining agreement of the Seller;

(vi) any capital lease;

(vii) any Contract that contains a covenant restricting the ability of Seller to compete in any business or with any Person or in any geographic area;

(viii) any Contract with Affiliates of Seller;

(ix) any Contract with a Governmental Authority;

(x) any Contract pursuant to which any Indebtedness for borrowed money is outstanding or may be incurred or pursuant to which Seller has guaranteed any Indebtedness for borrowed money of any other Person;

(xi) any material Contract involving Intellectual Property, including Client Intellectual Property and Seller Licensed Intellectual Property; and

(xii) all other Contracts that involve the cash payment or potential cash payment, pursuant to the terms of any such Contract, by or to Seller of more than $5,000 per year that cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Seller.

(b) The contracts set forth on Schedule 1.1(c) constitute all of the material Assumed Contracts to which Seller is a party that relate to the Business.  Each of the Assumed Contracts is in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, each other party thereto, and enforceable by Seller in accordance with its terms, except as limited by Laws affecting creditor’s rights or equitable principles generally.  Neither Seller nor, to the Knowledge of Seller, any other party thereto, is in any material respect in default under the Assumed Contracts.  Copies of the Assumed Contracts have been made available to Buyer, including all amendments, modifications and supplements thereto.

(c) None of the Assumed Contracts provide for delayed or deferred payments, other than increases or delays in payments as set forth in such Assumed Contracts, and no payments to Seller have been accelerated other than in accordance with the terms set forth in the Assumed Contracts, in each case, in a manner that would give rise to any liability that would not be treated as a current liability under GAAP.

4.7 Compliance with Laws.  Except as set forth in Schedule 4.7, since January 1, 2013, Seller has complied with, and is not in violation of, any Laws or Order.  Seller has not received any notice asserting any material noncompliance with any Law or Order relating to the Assets or in connection with the Business.  There is no pending or, to Seller’s Knowledge, threatened, investigation, audit, review or other examination of the Business, and Seller is not subject to any Order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any Governmental Authority.

4.8 Governmental Consents.  The execution, delivery and performance by Seller of this Agreement and the Related Documents, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, administrative or other Governmental Authority.

4.9 Taxes.

(a) Except as set forth on Schedule 4.9(a), all federal, state, local and other Tax Returns required to be filed by Seller have been timely filed or caused to be filed, and all Taxes shown on such Tax Return as being due and payable or due and payable pursuant to any assessment received in connection with such Tax Returns have been paid; no extensions of time with respect to the date any Tax Return was or is due to be filed is now in force; no waiver or extension has been granted with respect to any period of limitations affecting assessment of any Tax; and all of such Tax Returns were prepared in compliance in all material respects with all Law.  All such Tax Returns are true, complete and correct in all material respects; no deficiency in payment of any Taxes related to the Assets or the Business for any period has been asserted by any taxing authority which remains unsettled as of the date hereof, and Seller has not received any written inquiries from any taxing authority with respect to possible claims for Taxes or assessments on the Assets or the Business.

(b) Except as set forth in Schedule 4.9(b), no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending.

(c) There is no lien for Taxes upon any of the Assets nor is any taxing authority in the process of imposing any lien for Taxes on any such assets, other than liens for Taxes that are not yet due and payable.

(d) Seller has withheld all Taxes required to be withheld under Law, and such withholdings have been paid to the proper Governmental Authority or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.

4.10 Environmental Matters.

(a) Seller is conducting and at all times has conducted the Business, and has occupied, used and operated the Leased Real Property in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all Permits required by Environmental Law for the operation of the Business.  Seller has not received any notice from any Governmental Authority, with respect to the Leased Real Property, of any material violation or alleged violation of any Environmental Laws.

(b) There are no (i) current, pending or, to Seller’s Knowledge, threatened Proceedings of any kind against Seller concerning the Business or the Leased Real Property under any Environmental Law, (ii) claims, actions, suits or administrative, arbitral or other proceedings pending or, to Seller’s Knowledge, threatened against or affecting Seller at law or in equity with respect to the Business or the Leased Real Property under any Environmental Laws, or (iii) to the Seller’s Knowledge, existing grounds on which any such Proceedings might reasonably be commenced.

(c) No portion of the Leased Real Property has been used by Seller or, to Seller’s Knowledge, any other Person, for the handling, manufacturing, processing, storage or disposal of Hazardous Substances in material violation of applicable Environmental Laws.

(d) Seller has not and, to Seller’s Knowledge, no other person has, released (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened to release Hazardous Substances on, upon, into or from the Leased Real Property, in material violation of applicable Environmental Laws.

4.11 Broker’s Fees.  Neither Seller, nor any Person acting on Seller’s behalf, has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any Person, and no Person is entitled to any such payment from Seller in connection with the transactions contemplated by this Agreement, except for fees owed by Seller to Green Holcomb and Fisher LLC, which will be paid by Seller.  Seller shall indemnify and hold harmless Buyer for any payment due to any broker or agent based on any agreement made by Seller.

4.12 Insurance.  Seller maintains insurance policies or other arrangements with respect to the Assets and the Business consistent with industry practice, and will maintain such policies or arrangements until the Closing.  Except as set forth in Schedule 4.12, Seller has not received notice from any issuer of any material policy of its intention to cancel, terminate or refuse to renew any such policy issued by it with respect to the Business and/or the Assets.  Schedule 4.12 sets forth a true and correct summary of the insurance policies or arrangements with respect to the Assets and the Business, setting forth for each such policy (i) the insurer, (ii) the insured, (iii) amount of coverage, (iv) type of insurance, and (v) the expiration date of such policy.

4.13 Personal Property.  Schedule 1.1(b) contains Seller’s fixed asset list for all Personal Property included in the Assets that individually has a book value in excess of $1,000.  Seller has good and marketable title to the Assets free and clear of all Liens, other than Permitted Liens.  All Personal Property is suitable for the purpose for which such items are presently used.  All material Personal Property used in the day-to-day operations of the Business is in good operating condition and repair, subject only to ordinary wear and tear and routine maintenance, and, to Seller’ Knowledge, is in conformity with all applicable Laws.  All tangible Assets are in the possession or control of Seller.

4.14 Sufficiency of Assets. The Assets are sufficient for the continued operation of the Business after the Closing in substantially the same manner as operated prior to the Closing and constitute all of the rights, properties and assets necessary to the operation of the Business as currently operated.

4.15 Financial Statements. Schedule 4.15 sets forth copies of the (i) audited balance sheet of Seller as of December 31, 2012 and 2011, and the related statements of retained earnings, income and cash flows for the years then ended (the “Audited Financial Statements”), and (ii) unaudited balance sheets of Seller as of December 31, 2013 and the related statements of income for the twelve-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.  The Financial Statements fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations thereof for the periods indicated.

4.16 Absence of Certain Changes.  From January 1, 2013 to the date hereof, Seller has conducted the Business in the Ordinary Course of Business and there have not been any events, changes or occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect.

4.17 Absence of Undisclosed Liabilities. Except as set forth in the Financial Statements, continuing obligations of performance under terms of Assumed Contracts, or as set forth on Schedule 4.17, Seller is not obligated for, nor are the Assets subject to, any Liabilities or adverse claims or obligations of any kind that materially affect the Assets or that comprise part of the Assumed Liabilities, whether a direct or indirect Liability, indebtedness, guaranty, endorsement, or obligation, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, except for any that would not a have a Material Adverse Effect.

4.18 Employment Matters.

(a) Schedule 4.18(a) sets forth a complete and correct list of each deferred compensation, incentive compensation, stock purchase, stock option, retention, severance or termination pay, hospitalization or other medical, life, or other insurance, supplemental unemployment benefits, profit-sharing, 401(k), pension or retirement plan, program, agreement, or arrangement, and each other benefit or compensation plan, program, agreement, or arrangement, that currently is sponsored, maintained, or contributed to or required to be contributed to by Seller or any of its Affiliates for the benefit of any Employee (collectively, the “Company Plans”).  Schedule 4.18(a) identifies each of the Company Plans that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

(b) Except as set forth on Schedule 4.18(b), the employment by Seller of any Person is at-will employment, meaning that such Person may be terminated at any time, without penalty or Liability of any kind (other than accrued vacation pay, COBRA benefits and other benefits required by applicable Law).  Schedule 4.18(b) sets forth all Assigned Employment Agreements and agreements with independent contractors providing personal services (“Consulting Agreements”), including total compensation payable to each consultant.

(c) Except as set forth on Schedule 4.18(c), there are no active, pending or, to Seller’s Knowledge, threatened administrative or judicial Proceedings under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, ERISA, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (collectively, the “WARN Act”), the National Labor Relations Act or any other foreign, federal, state, county or local Law (including common Law), ordinance or regulation relating to Employees of Seller, nor are there any internal company investigations concerning alleged violations of the same.

(d) Seller has paid in full or accrued, with respect to all of its Employees, all wages, salaries, commissions, bonuses, fringe benefit payments and all other direct and indirect compensation of any kind for all services performed by them and each of them to the date hereof; provided, however, that compensation accrued, but not earned by its Employees (such as year-end bonuses for 2014) will not be paid to Employees and any accruals with respect thereto shall be included in the Net Working Capital.

(e) There is not presently pending or existing and, to the Knowledge of Seller, there is not threatened (i) any labor dispute, strike, slowdown, picketing, or work stoppage, or (ii) any substantial effort to organize any Employees into a new or modified collective bargaining unit, or (iii) to Seller’s Knowledge, any material employee grievance under any company policy or employment agreement; and for the past three (3) years has been, no strike, labor dispute, request for representation, slowdown or stoppage pending or, to Seller’s Knowledge, threatened in respect of the Business.  There is, and since January 1, 2012, there has been, no unfair labor practice charge against Seller in respect of the Business pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, nor has any written complaint pertaining to any such charge or potential charge been filed against Seller.

(f) There is no material dispute, claim, or Proceeding pending with or, to Seller’s Knowledge, threatened by the U.S. Citizenship and Immigration Services with respect to Seller.  To Seller’ Knowledge, there are no Employees who are not in lawful status pursuant to the immigration laws of the United States.

(g) Seller does not contribute to, nor has it in the past contributed to, (i) any multiemployer plan, as defined in Section 3(37) of ERISA, (ii) any plan subject to Title IV of ERISA; or (iii) an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code.  “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

(h) To Seller’s Knowledge, each of the Company Plans has been established, operated and administered in material compliance with its terms and applicable Law, including but not limited to ERISA and the Code and may, in accordance with its terms, be amended or terminated at any time.  To Seller’s Knowledge, no event has occurred and no condition exists that would subject any of the Assets being sold to any Tax, fine, Lien, penalty or other Liability (other than Liabilities incurred in the ordinary course of the plan’s operations that are reflected in the Financial Statements).  Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) that it is so qualified or is permitted to rely on the opinion letter of a prototype plan or volume submitter sponsor, and to Seller’s Knowledge, nothing has occurred since the date of such letter that is reasonably likely to affect the qualified status of such Company Plan.

(i) Schedule 11.1 sets forth a true and complete list of each Employee as of February 28, 2014, together with such Employee’s name, position, department, and date of hire, including any employee who is an inactive employee on paid or unpaid leave of absence.  For each such Employee, the aforementioned list includes the location of the Employee, current compensation rate, and any other compensation arrangement as of the date of delivery, including bonuses, accrued PTO, vehicle usage, severance or other perquisites.  Cash payments due and payable to Employees by Seller with respect to accrued and unused PTO pay are set forth in Schedule 11.1.

(j) Seller does not provide continuation of any benefit to current or future retired employees, Employees or directors of Seller (or any spouse or dependent thereof) after termination of employment other than as required under Section 4980B of the Code, or similar provision of applicable state Law.  Seller has complied and is in compliance with the requirements of Section 4980B of the Code.

(k) To Seller’s Knowledge, no default, violation, error or omission has occurred on or prior to the Closing Date with respect to any of the Company Plans for which Buyer could be liable as a result of the consummation of the transactions contemplated by this Agreement.  No Company Plan has terms requiring assumption by Buyer.  No Company Plan is subject to any Lien under any provision of ERISA or the Code.

(l) Except as set forth in Schedule 4.18(l), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance pay or unemployment compensation) becoming due to any director or employee of Seller; (ii) result in the acceleration of vesting under any Company Plan; or (iii) materially increase any benefits otherwise payable under any Company Plan; and any such payment or increase in benefits is fully deductible under the Code, including but not limited to Sections 162, 280G and 404.  Seller has not announced any plan or commitment to create any additional Company Plan or to amend or modify any Company Plan.

(m) Seller is not, nor has Seller been in the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other contract or agreement with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of Seller, and no Union or group of Seller’s employees is seeking or has sought to organize employees for the purpose of collective bargaining.  Since January 1, 2012, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Seller or any of their employees. Seller does not have any duty to bargain with any Union.

(n) To Seller’s Knowledge, and except as otherwise set forth in one or more Schedules for this Section, no event has occurred, and no condition exists, as of, or prior to the Closing Date, with respect to any Company Plan for or with respect to which Buyer could incur any liability, tax, penalty or assessment, regardless of whether any such event or condition is known or unknown, contingent or otherwise, including without limitation, as a result of any matter that could adversely affect the tax-qualified status of a Company Plan (or the tax-exempt status of a related trust), as a result of any act or omission of any fiduciary, actuary or administrator of any Company Plan, or as a result of any claim by a participant or beneficiary.

(o) Seller has operated the Business in material compliance with all applicable Law relating to employment and the employment of labor, including (without limitation) those relating to equal employment, affirmative action, discrimination in employment, collective bargaining, wages and hours, vacations, workplace safety, immigration, layoffs, disability, workers’ compensation, unemployment compensation and the withholding and payment of employment taxes.  Within the past three (3) years, no employee layoffs have occurred that could implicate the WARN Act, and no such layoffs will be implemented without advance notice to Buyer.  Schedule 4.18(o) lists, by date and location, all former employees of the Business whose employment was terminated in the 90 days preceding the date of this Agreement.

(p) No Company Plan is (i) a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or (ii) subject to the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA, and Seller does not otherwise have any Liabilities relating to any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) that could become Liabilities of Buyer or any of its Affiliates.

4.19 Permits.  Seller possesses and holds all Permits that are necessary to permit Seller to engage in the Business as presently conducted in and at all locations and places where Seller is presently operating and conducting the Business; all such Permits are valid and in full force and effect; and Seller is in material compliance with the terms of all Permits and, to Seller’s Knowledge, there is no Action pending or threatened regarding the suspension, revocation, or cancellation of any Permits.

4.20 Accounts Receivable.  The Accounts Receivable reflected on the Financial Statements represent sales actually made or amounts related to services actually performed in the Ordinary Course of Business or valid claims as to which performance has been rendered, except as set forth on Schedule 4.20.   To Seller’s Knowledge, no counterclaims or offsetting claims with respect to the accounts receivable are pending or, to the Knowledge of Seller, threatened.

4.21 Accounts Payable.  The Accounts Payable reflected on the Financial Statements arose from bona fide transactions in the Ordinary Course of Business of the Business.  Except as set forth on Schedule 4.21, all outstanding Accounts are not yet due and payable either under Seller’s payment policies and procedures, the terms for payment, or applicable Law, or are being contested by Seller in good faith.

4.22 Claims Against Third Parties. Schedule 4.22 sets forth a list and brief description of all of Seller’s known breach of contract, tort, and/or other causes of action or claims against any Person, if any, related to the Assets or the conduct of the Business.

4.23 Intellectual Property.

(a) Except for the items set forth on Schedule 4.23(a) (such listed items, the “Excepted Intellectual Property”), Seller is the owner or licensee of, with all right, title and interest in and to (free and clear of any Liens), or otherwise possesses, the right to use the Intellectual Property used in the Business, as currently operated, and as currently contemplated before the Closing Date to be operated, by Seller.

(b) Schedule 4.23(b) sets forth a list of all registrations and applications for registration of Seller Owned Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and the names of all registered owners, and any filing deadlines for responses, affidavits or renewals applicable to the Intellectual Property that occur within three months of the Closing Date (collectively, the “Registrable Intellectual Property”).  Except as set forth on Schedule 4.23(a), no Registrable Intellectual Property has been abandoned, canceled or adjudicated invalid (excepting any expirations, or abandonments that have been revived, in the ordinary course and excepting any registered trademarks, excluding those registered trademarks identified on Schedule 4.23(a), that were canceled, abandoned or lapsed), or is subject to any outstanding Order restricting its use or adversely affecting or reflecting Seller’s rights thereto.  Schedule 4.23(b) sets forth a list of all material licenses, sublicenses and other agreements to use Seller Owned Intellectual Property.  Except as set forth in Schedule 4.23(b), the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement, will not cause Seller to be in violation or default under any such license, sublicense or agreement, nor entitle any other Person to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except as would not have a Material Adverse Effect.  To Seller’s Knowledge, all Material Intellectual Property (excluding pending patent applications identified on Schedule 4.23(b)) is valid, subsisting and enforceable.

(c) No written claims with respect to any Material Intellectual Property have been received by Seller or, to Seller’s Knowledge, have been threatened in writing by any Person (i) to the effect that the Business infringes on any Intellectual Property of other Persons, (ii) against the use by Seller of any Material Intellectual Property used in the Business as currently conducted or under development for use in the Business or (iii) challenging the ownership by Seller, or the validity or effectiveness, of any Material Intellectual Property used in the Business as currently conducted or under development for use in the Business.  To Seller’s Knowledge, there has not been and there is not currently ongoing any unauthorized use, infringement or misappropriation of any of Seller Intellectual Property by any Person, including, to Seller’s Knowledge, any employee or former employee of Seller.

(d) Except as set forth in Schedule 4.23(d), Seller is in material compliance with all applicable Law and contractual obligations of Seller governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer, or customer information, including, but not limited to, name, address, telephone number, electronic mail address, social security number, bank account number or credit card numbers (collectively, “Customer Information”).   To Seller’s Knowledge, the Collection and Use of such Customer Information is in accordance in all material respects with Seller’s privacy policies (or applicable terms of use) as published on their respective websites or any other privacy policies (or applicable terms of use) presented to consumers or customers (actual or potential) and to which Seller is bound or otherwise subject and any contractual obligations of Seller to its customers (actual or potential) regarding privacy.  Seller takes commercially reasonable steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper Collection and Use including appropriate backup, security, and disaster recovery technology, and to Seller’s Knowledge no Person has gained unauthorized access to any of Seller’s software, data, systems, or networks.  To Seller’s Knowledge, Seller has not collected, received or used any Customer Information in violation of Seller’s privacy policies, nor does it use any of the Customer Information in a manner that violates its privacy policies.  To Seller’s Knowledge, no person has gained unauthorized access to or made any unauthorized use of any Customer Information.

(e) No suit is pending, has been served on Seller, has been decided, or, to Seller’s Knowledge, has been threatened. To Seller’s Knowledge, the Business does not infringe or violate any Intellectual Property of other Persons.  To Seller’s Knowledge, the execution or delivery of this Agreement or any Related Document, or the performance of Seller’s obligations hereunder or thereunder, will not violate any such applicable Law or any of Seller’s privacy policies (or applicable terms of use) or any other contractual obligation of Seller governing the Collection and Use of Customer Information.  No suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation, Internet domain name dispute resolution or other proceeding is pending and has been served or has been decided, to Seller’s Knowledge, threatened, or asserted in writing, concerning Seller Owned Intellectual Property, including any suit concerning a claim or position that Seller Owned Intellectual Property has been infringed, misappropriated or otherwise violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by Seller.  To Seller’s Knowledge, no valid basis for any such suits or claims exists.  Seller has not obtained or received any opinions regarding the risk of infringement of any patent or patent application assigned to or owned by Seller.

(f) Seller holds good and marketable title to the Seller Owned Intellectual Property, except where the failure to do so would not have a Material Adverse Effect, free and clear of all Liens other than Permitted Liens.  Seller has made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Seller Owned Intellectual Property that is the subject of a registration or application with a Governmental Authority.

(g) Seller has taken reasonable measures to protect the secrecy, confidentiality and value of all Seller Intellectual Property (except for such Seller Intellectual Property whose value would be unimpaired in any material respect by disclosure) or information required to be kept confidential.  No Seller Intellectual Property has been, to Seller’s Knowledge, disclosed or has been authorized to be disclosed to any Person other than to employees or agents of Seller for use in connection with the Business or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of Seller in and to such matters.  To Seller’s Knowledge, no unauthorized disclosure of any Seller Intellectual Property or information has been made within the last five (5) years.

(h) Seller has a policy of requiring all employees, agents, consultants or contractors who have contributed to or participated in the creation, development, improvement or modification of Intellectual Property for Seller to assign all of their rights therein to Seller.  To Seller’s Knowledge, no Person (other than Seller) has any reasonable basis for claiming any right, title or interest in and to any Developed Intellectual Property.

(i) Seller owns or has rights to access and use all IT Systems used to process, store, maintain and operate Data, information and functions used in connection with Seller’s conduct of the Business or otherwise necessary for Seller’s conduct of the Business, including systems to operate payroll, accounting, billing/receivables, payables, inventory, asset tracking, customer service and human resources functions.  Seller has taken all reasonable steps in accordance with industry standards to: (i) secure the IT Systems from unauthorized access or use by any Person, and (ii) ensure the continued, uninterrupted and error-free operation of the IT Systems.  The IT Systems used by Seller in the operation of the Business are adequate in all material respects for their intended use and for Seller’s operation of the Business as currently operated, and as currently contemplated before the Closing Date to be operated, by Seller, and are in good working condition (normal wear and tear excepted).  There has not been any material malfunction with respect to any such IT Systems that has not been remedied or replaced in all material respects.

(j) All Software that is owned by Seller does not contain any viruses or disabling devices introduced by Seller, and, to Seller’s Knowledge, does not otherwise contain any viruses or disabling devices.  The source code for all material Software will compile into object code or otherwise be capable of performing the functions described in the documentation pertaining thereto and is sufficiently documented to enable a computer software developer of reasonable skill to understand, modify, repair, maintain, compile and otherwise utilize all aspects of such computer software without reference to other sources of information.

(k) To the Knowledge of Seller, Schedule 4.23(k) sets forth all Public Software used in connection with the operation of the Business.  To the Knowledge of Seller, (1) Seller is in compliance with all agreements and other terms and conditions governing the use of Public Software and (2) there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by Seller of such agreements, terms and conditions.  Seller has not received any notice of any alleged breach or other violation of any such agreement, term or condition.

(l) Except as set forth on Schedule 4.23(l), to the Knowledge of Seller, no Software used in connection with the Business is required to be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge, in each case, as a result of Seller’s use, modification or distribution of Public Software.

(m) Notwithstanding any other provision of this Section 4.23, any representation and warranty made with respect to Client Intellectual Property is made solely with respect to Seller’s Knowledge.

4.24 Transactions with Affiliates.  Schedule 4.24 sets forth a true, complete and correct list of all Contracts between Seller and any of its Affiliates.  Except as set forth in Schedule 4.24, since January 1, 2013 Seller has not: (a) furnished services to or received services from any of its Affiliates, (b) rented or leased equipment or Real Property to or from any of its Affiliates, (c) provided or received the benefit of properties or assets of any of its Affiliates without compensation from or to such Affiliates, or (d) except for cash dividends, otherwise made or received payments to or from any of its Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the following representations and warranties are true and correct as of the date of this Agreement and the Closing:

5.1 Organizational and Standing.  Buyer (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) is or at the time of Closing will be qualified to do business in all jurisdictions where failure to do so would have a material adverse effect on the Business after Closing, and (iii) has all necessary power and authority to own, operate and lease the Assets and carry on the Business.

5.2 Authorization and Binding Obligation.  Buyer has all necessary power and authority to enter into and perform its obligations under this Agreement and the Related Documents to which it is a party and to consummate the Transaction.  This Agreement and the Related Documents have been, and each of the other documents contemplated hereby at or prior to Closing will be, duly executed and delivered by Buyer, and have been approved by all necessary corporate action of Buyer no other corporate proceeding or other action on the part of Buyer is necessary to authorize this Agreement.  This Agreement constitutes (and each of the Related Documents, when executed and delivered, will constitute) valid and binding obligations enforceable against Buyer in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

5.3 No Conflicting Agreements or Required Consents.  The execution, delivery and performance of this Agreement by Buyer does not and will not: (i) violate any provision of Buyer’s Organizational Documents; (ii) require the consent of any Governmental Authority; (iii) violate any applicable Law or Order; and (iv) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract to which Buyer is now subject.

5.4 Litigation.  There are no Proceedings pending or, to the knowledge of Buyer, threatened, before or by any court, Governmental Authority or arbitrator relating to Buyer that seeks to enjoin or prohibit, or that could hinder or impair, Buyer’s performance of its obligations under this Agreement.

5.5 Broker’s Fees.  Neither Buyer nor any Person acting on its behalf has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no other person or entity is entitled to any such payment from Buyer in connection with the transactions contemplated by this Agreement.  Buyer shall indemnify and hold harmless Seller for any payment due to any broker or agent based on any agreement made by Buyer.

5.6 Financing.  Buyer has and will maintain until Closing sufficient cash on hand and/or access to existing lines of credit and commitments to pay the Purchase Price on the Closing Date.

ARTICLE 6

COVENANTS

6.1 Certain Covenants.

(a) Affirmative Covenants of Seller. Between the date of this Agreement and the Closing Date:

(i) Seller shall promptly notify Buyer in writing if Seller has knowledge prior to such Closing of: (1) any representations or warranties contained in Article 4 that are no longer true and correct in any material respect or of any fact or condition that would constitute a material breach of any such representation or warranty as of such Closing, (2) the occurrence of any event, fact or development that would require any material changes or amendments to the Schedules, (3) of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely, or (4) the occurrence of any other event that violates any material covenants, conditions or agreements to be complied with or satisfied by Seller under this Agreement;

(ii) Seller will comply in all material respects with all Laws applicable to Seller’s use of the Assets and conduct of the Business;

(iii) Seller will maintain the Assets in customary repair, maintenance and condition, except for wear and tear incurred in the Ordinary Course of Business, and Seller will continue to make capital expenditures in the Ordinary Course of Business as contemplated in the current capital expenditure plan of Seller set forth on Schedule 6.1(a);

(iv) Seller will maintain in full force and effect reasonable property damage and liability insurance on the Assets in at least the amount provided for by the policies currently maintained by Seller;

(v) Seller shall conduct the Business in the Ordinary Course of Business;

(vi) Seller shall use commercially reasonable efforts to preserve intact the Business and maintain the relations and goodwill with Clients, suppliers, vendors, distributors, consultants, customers, landlords, creditors, Employees, agents and others having business relationships with the Business, but shall not be responsible for any adverse effect on the Business as a result of any Buyer communications with such Persons;

(vii) Seller shall pay Accounts Payable and collect Accounts Receivable of the Business in the ordinary course of the business;

(viii) Seller shall use commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied promptly; and

(ix) Seller shall maintain all books and records relating to the Business.

(b) Negative Covenants of Seller.  Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer:

(i) Seller shall not enter into any employment agreements or consulting agreements, severance agreement, labor or union agreement or any other employee plan or agreement that will be binding upon Buyer or the Business after Closing;

(ii) Seller shall not (A) terminate, modify or amend any Assumed Contract except as reasonably necessary to transfer such Assumed Contract to Buyer, or (B) knowingly take or fail to take any action that would cause a breach of any Assumed Contract;

(iii) except for Contracts which will be terminable by Buyer without penalty upon notice of sixty (60) days or less, not (i) enter into any Contract that would have been an Assumed Contract were Seller a party to or subject thereto on the date of this Agreement unless such Contract (A) is entered into in the Ordinary Course of Business and (B) does not involve payments by Seller of greater than $10,000 during any twelve (12) month period;

(iv) Seller shall not create any Lien on the Assets, other than Permitted Liens;

(v) Seller shall not sell, assign, lease or otherwise transfer or dispose of any of the Assets, except for Assets consumed or disposed of in the Ordinary Course of Business;

(vi) Seller shall not (i) increase the compensation or benefits of any Employee, except as required pursuant to Assigned Employment Agreements or Law, or (ii) modify an severance policy applicable to any employee that would result in any increase in the amount of severance payable to any such employee (or would expand the circumstances in which such severance so payable) except as is payable solely by Seller;

(vii) Seller shall not materially change any accounting practices, procedures or methods relating to the Business (except for any change required under GAAP or applicable Law) or maintain its books and records relating to the Business in a manner other than in the Ordinary Course of Business;

(viii) Seller shall not communicate to any Employee any information regarding the prospective terms and conditions of his or her employment with Buyer which is not expressly stated in this Agreement;

(ix) Seller shall not make any acquisition (including by merger, consolidation or acquisition of stock) of the capital stock or a material portion of the assets of any third party, excluding such acquisitions the capital stock or assets of which shall not constitute Assets;

(x) Seller shall not dissolve, liquidate, merge or consolidate with another entity;

(xi) Seller shall not make any material change in its cash management policies, including any changes to their historical payment of accounts payable and collections of accounts receivable; and

(xii) Seller shall not authorize agree, commit or resolve to take any actions inconsistent with the foregoing.

(c) Promptly following the execution and delivery of this Agreement, Seller shall (i) give notice of, convene and hold a meeting of its Shareholders to approve the transactions contemplated by this Agreement (the “Special Meeting”), and (ii) use all reasonable efforts to obtain such approval, including all actions set forth in Section 7.1(g).  Seller shall give Buyer prompt written notice when such approval has been obtained or denied.

(d) Covenants of Buyer.  Buyer shall promptly notify Seller in writing if Buyer has knowledge prior to the Closing of: (1) any representations or warranties contained in Article 5 that are no longer true and correct in any material respect, (2) the occurrence of any event, fact or development that would require any changes or amendments to the schedules or exhibits attached to this Agreement, or (3) the occurrence of any other event that may result in a violation of any covenants, conditions or agreements to be complied with or satisfied by Buyer under this Agreement.

(e) Covenants of Seller’s Board of Directors.  The members of Seller’s board of directors covenant and agree that they will recommend that Seller’s shareholders vote in favor of, and approve, the Transaction at the Special Meeting of Seller’s Shareholders.

6.2 Pre-Closing Access.  Between the date of this Agreement and the Closing Date, Seller will provide Buyer, its counsel, accountants, environmental consultants, appraisers and other advisers and representatives, (i) such books and records, including copies of all Assumed Contracts, environmental and engineering studies and reports, and other documents and contracts pertaining to the Assets that are in Seller’s possession, custody or control and (ii) access to Seller’s properties and Assets.  Buyer and its consultants and agents shall not contact employees, vendors or customers of Seller without Seller’s prior express approval, which shall not be unreasonably withheld.  Seller shall provide such reasonable assistance and cooperation as may be requested by Buyer from time to time prior to the Closing Date to reasonably facilitate the transition of the Business, including facilities, operations and applicable Business data, to Buyer upon and effective as of the Closing Date, including providing Buyer with access to the Employees immediately upon execution of this Agreement.

6.3 No Inconsistent Action.  Between the date of this Agreement and the Closing or termination of this Agreement, each Party shall use its commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of such Party to consummate the sale and purchase of the Assets.

6.4 Exclusivity.  Neither Seller, nor any of its respective owners, shareholders, employees, officers or directors, or any agent or any representative thereof shall, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing hereunder or the termination of this Agreement, directly or indirectly (i) initiate, solicit, entertain, negotiate, accept or discuss with any third party any proposal or offer (an “Acquisition Proposal”) to acquire all or any substantial part of Seller’s capital stock or assets, whether by merger, recapitalization, arrangement, amalgamation, purchase of equity interests, purchase of assets, or otherwise, or (ii) provide any information to any third party in connection with an Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding with any third party requiring Seller to abandon, terminate or fail to consummate the Transaction.

6.5 Confidentiality.  Each Party shall keep confidential all information obtained by it with respect to the other Party in connection with this Agreement, except where such information is known through other lawful sources or where its disclosure is required in accordance with applicable Law, including requirements of Governmental Authorities, and provided that the Parties shall be free to disclose such information to their respective legal and financial advisers in connection with the consummation of the Transactions.  If the Transaction is not consummated for any reason, Buyer and Seller shall return to each other, without retaining a copy thereof in any medium whatsoever, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the Transactions.

6.6 Further Assurances.  Seller and Buyer shall cooperate and take such actions, and execute such other documents, at the Closing or thereafter, as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.  In furtherance of this covenant and obligation, Seller or the Shareholder Representative, as applicable, agrees to provide Buyer, at Buyer’s sole cost and expense, with Seller’s audited financial statements for 2013 as promptly as possible but, in all events, no later than sixty (60) days after the Closing Date.

6.7 Consents; Benefit of Agreements.  Seller will use all commercially reasonable efforts to obtain the consents required from third Persons with respect to all Assumed Contracts which require consent to assignment.  In the event there are counterparties which require a payment to provide their consent, and Buyer in good faith believes that such consents are material to the operation of the Business after Closing, Buyer and Seller will jointly agree on an approach with respect to such counterparties.  In the event counterparties continue to require a payment, Seller will bear the first $5,000 of any such payments and, thereafter, Buyer and Seller shall split equally the required consent payments.  If, with respect to any Assumed Contract, other than the Assigned Employment Agreements or the Real Property Lease, a consent is required to the assignment of such Assumed Contract or the Real Property Lease and such consent is not obtained prior to the Closing, following the Closing Seller shall use all commercially reasonable efforts to keep such Assumed Contract or the Real Property Lease in effect and to give Buyer the benefit of such Contract to the same extent as if it had been assigned, and Buyer shall perform Seller’s obligations under the agreement relating to the benefit obtained by Buyer.  Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms non-assignable without the consent of the other party.

6.8 Risk of Loss.  Seller shall bear the risk of any loss of or damage to any of the Assets at all times from the date hereof until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.

6.9 Financing.  Seller agrees to provide, and shall cause its officers, employees, counsel, auditors and representatives to provide, such cooperation (including with respect to timeliness) in connection with the arrangement of any financing of Buyer, the proceeds of which may be used to consummate the transactions contemplated hereby (the “Financing”) as may be reasonably requested by Buyer, including (i) furnishing Buyer and its financing sources with the financial information of the Business and any other pertinent information regarding the Business, the Assets, and Assumed Liabilities as may be reasonably requested by Buyer with respect to any such Financing, (ii) assisting Buyer and its financing sources in the preparation of business projections, pro forma financial information, bank information, memoranda and similar documents for any portion of the Financing, and (iii) providing all such other reasonable assistance as necessary to satisfy any conditions to the Financing; provided, that Seller shall not be required to: (a) pay any commitment or other similar fee or incur any other Liabilities in connection with the Financing, (b) waive or amend any terms of this Agreement or incur any out-of-pocket costs or expenses for which it has not received prior reimbursement, or (c) take any action which would unreasonably interfere with the ongoing operations of Seller or its Affiliates.

6.10 Bulk Transfers.  Buyer and Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code and all similar laws.  Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all Losses arising out of or relating to Proceedings asserted against Buyer pursuant to the bulk transfer provisions of the Uniform Commercial Code or any similar law.

6.11 Conveyance Free and Clear of Encumbrances.   Except for Permitted Liens, at or prior to the Closing, Seller shall obtain the release of all Liens disclosed in the Schedules hereto and any other Liens on the Assets, and shall duly file releases of all such Liens with each Governmental Authority or office in which any such Lien or evidence thereof shall have been previously filed, and Seller shall transfer and convey, or cause to be transferred and conveyed, to Buyer at Closing good and marketable title to all of the Assets free and clear of all Liens, except for Permitted Liens.  Seller shall deliver to Buyer lien search reports prepared by an independent, nationally recognized reporting service dated no earlier than 15 days prior to the Closing, reflecting the results of UCC, tax and judgment lien searches conducted by Seller.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 To Buyer’s Obligations Regarding Closing.  The obligations of Buyer hereunder to complete the transactions contemplated by this Agreement are subject to the satisfaction or to the waiver by Buyer in its sole discretion at or prior to the Closing of the following (“Buyer’s Closing Conditions”):

(a) Representations, Warranties and Covenants.

(i) All representations and warranties made by Seller contained in this Agreement shall be true and correct as of the date of this Agreement and on the Closing Date as if made on the Closing Date except (i) where the failure of any representations and warranties to be true and correct (without regard to any materiality or Material Adverse Effect qualification) would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, and (ii) representations and warranties that are made as of a specific date shall only be tested as of such date.

(ii) All of the terms, covenants and conditions to be complied with or performed by Seller under this Agreement on or prior to the Closing Date shall have been complied with or performed by Seller in all material respects.

(b) No Injunction.  No Order of any court or Governmental Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.  No Proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which would (i) restrain, prohibit or invalidate the transactions contemplated by this Agreement, or (ii) impose material restrictions, limitations or conditions with respect to Buyer’s ownership of the Assets.

(c) Material Consents. Buyer shall have received the consents set forth on Schedule 7.1(c) in form and substance reasonably satisfactory to Buyer (collectively “Material Consents”).

(d) Deliveries. Seller shall have made all deliveries required under Section 8.1.

(e) No Material Adverse Effect.  There shall not have occurred a Material Adverse Effect on the Business or with respect to the Assets since the date of this Agreement.

(f) Release of Liens and Tax Clearance Certificates.  Buyer shall have received evidence in form and substance reasonably satisfactory to it that all Liens, other than Permitted Liens, affecting the Assets have been terminated and released.

(g) Shareholder Approvals.  Holders of a majority of the outstanding voting stock of Seller shall (x) have approved the transaction contemplated by this Agreement and (y) have terminated Seller’s obligation, pursuant to that certain Restructuring Agreement, dated December 2, 2005, to make Tender Offers (as defined therein) to Seller’s shareholders.

(h) Hearst and Post-Newsweek.  Buyer shall have reached agreement with each of Hearst Television Inc. and Post-Newsweek Stations, Inc. regarding modifications to their respective Contracts with Seller which will be assigned to and assumed by Buyer.

7.2 To Seller’s Obligations.  The obligations of Seller hereunder to complete the transactions contemplated by this Agreement are subject to the satisfaction or to the waiver by Seller in its sole discretion, at or prior to the Closing of the following (“Seller’s Closing Conditions”):

(a) Representations, Warranties and Covenants.

(i) All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as if made on and as of that date, except those made as of a specific date, which shall have been true and correct on and as of such date.

(ii) All of the terms, covenants and conditions to be complied with or performed by Buyer under this Agreement on or prior to the Closing Date shall have been complied with or performed by Buyer in all material respects.

(b) No Injunction.  No Order of any court or Governmental Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.  No Proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which would restrain, prohibit or invalidate the transactions contemplated by this Agreement.

(c) Deliveries.  Buyer shall have made all the deliveries required under Section 8.2 and shall be prepared to pay the Purchase Price as provided in Section 2.1.

(d) Shareholder Approvals.  Holders of a majority of the outstanding voting stock of Seller shall (x) have approved the transaction contemplated by this Agreement and (y) have terminated Seller’s obligation, pursuant to that certain Restructuring Agreement, dated December 2, 2005, to make Tender Offers (as defined therein) to Seller’s shareholders.

(e) Hearst and Post-Newsweek.  Buyer shall have reached agreement with each of Hearst Television Inc. and Post-Newsweek Stations, Inc. regarding modifications to their respective Contracts with Seller which will be assigned to and assumed by Buyer.

ARTICLE 8

DOCUMENTS TO BE DELIVERED AT THE CLOSING

8.1 Documents to be Delivered by Seller.  At the Closing, Seller shall deliver to Buyer the following items:

(a) Good standing certificates issued by the Secretary of State of Seller’s jurisdiction of formation and each of the jurisdictions in which Seller is required by law to be qualified as a result of its ownership of the Assets or operation of the Business dated no earlier than ten days prior to the Closing Date;

(b) Copies of resolutions of the board of directors and shareholders of Seller, authorizing the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated by this Agreement, and copies of Seller’s Organizational Documents, in each case certified on behalf of Seller by a duly authorized officer of Seller, as being true, correct, in full force and effect and complete as of the Closing Date;

(c) A certificate for Seller, dated as of the Closing Date, executed by an officer of Seller, certifying on behalf of Seller that the closing conditions specified in Section 7.1(a) and 7.1(b) have been satisfied;

(d) Duly executed instruments of conveyance and transfer effecting the sale, transfer, assignment and conveyance of the Assets to Buyer as contemplated herein and mutually agreed upon by Buyer and Seller, including the following:

(i) a general bill of sale from Seller for all Assets, in customary form reasonably satisfactory to Buyer and Seller;

(ii) intellectual property assignments duly executed by the Seller assigning the Intellectual Property to Buyer, in customary form reasonably satisfactory to Buyer and Seller;

(iii) domain name transfers duly executed by Seller assigning the Business’ domain names included in the Material Intellectual Property, including the domain names listed on Schedule 4.23(b) to Buyer;

(iv) assignment and assumption agreement assigning the Leased Real Property from Seller to Buyer, in customary form reasonably satisfactory to Buyer and Seller;

(v) assignments and assumptions of contracts assigning the Assumed Contracts to Buyer, in customary form reasonably satisfactory to Buyer and Seller;

(vi) assignment of the Accounts Receivable; and

(vii) an estoppel certificate, in form and substance reasonably satisfactory to Seller and Buyer, confirming the material terms of the Real Estate Lease duly executed by Seller and the landlord.

(e) An affidavit of non-foreign status of Seller that complies with Section 1445 of the Code, in customary form reasonably satisfactory to Buyer and Seller;

(f) Duly executed UCC releases, lien terminations, or other similar documents or instruments required to transfer the Assets free and clear of Liens, other than Permitted Liens, along with evidence in form and substance satisfactory to Buyer, acting reasonably, that all such Liens affecting the Assets have been terminated and released;

(g) Endorsed motor vehicle title certificates;

(h) The Material Consents and all other consents received by Seller prior to the Closing Date;

(i) Physical possession of the tangible Assets to Buyer, and keys and security access codes to all Leased Real Property.  Seller shall also make available to Buyer all books and records of Seller relating to or reasonably required for the operation of the Business, including copies of all Assumed Contracts, financial and accounting records, files and records relating to Transferred Employees and all related correspondence, and all log-in credentials for all websites, domain names, and social media accounts relating to the Business;

(j) The Escrow Agreement; and

(k) Such other documents, information, certificates and materials as may be reasonably required by Buyer.

8.2 Documents to be Delivered by Buyer.  At the Closing, Buyer shall deliver to Seller the following items:

(a) A certificate for Buyer, dated as of the Closing Date, executed on behalf of Buyer by duly authorized representatives of Buyer, certifying that the closing conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied;

(b) An assumption agreement assuming the Assumed Contracts, in customary form reasonably satisfactory to Buyer and Seller;

(c) The Purchase Price pursuant to Section 2.1(a) in immediately available wire transferred funds;

(d) The Escrow Agreement;

(e) the assignment and assumption agreement assigning the Leased Real Property from Seller to Buyer; and

(f) Such other documents, information, certificates and materials as may be required by this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Seller’s Indemnities.  Seller shall indemnify, defend, and hold harmless Buyer, its Affiliates, and their respective shareholders, directors, officers, employees, agents and representatives and all of their successors and assigns (collectively, “Buyer Indemnified Parties”) from and against, and reimburse them for, any and all claims, damages, liabilities, losses, judgments, fines, penalties, costs, taxes and expenses, including interest, penalties, court costs and reasonable attorneys’ fees and expenses (each, a “Loss” and together, “Losses”), resulting from, related to, or in connection with:

(a) Any breach or misrepresentation by Seller of any of its representations or warranties in this Agreement, in any Related Documents or in the certificate delivered pursuant to Section 8.1(c) (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers);

(b) Any breach or other violation by Seller of any of its covenants or agreements in this Agreement or in any Related Documents;

(c) Any Excluded Assets and Retained Liabilities;

(d) The ownership, business or operations of the Business before the Closing Date;

(e) Without limiting the generality of the foregoing, except to the extent included in the Assumed Liabilities, the failure of Seller to timely withhold, collect, pay or remit any sales or use Tax or payroll or employment Tax imposed by any federal, state or local Taxing authority in connection with Seller’s operations or the payment of any wages or compensation or the employment of any Persons by Seller on or before the Closing Date;

(f) Any action or inaction taken by the Shareholder Representative;

(g) Any claim made by a COBRA Beneficiary pursuant to the coverage such COBRA Beneficiary is receiving from the Seller or its Affiliates under COBRA for health care claims incurred by such COBRA Beneficiary during the period from the Closing Date to the first (1st) anniversary of the Closing Date, reduced by any stop-loss insurance coverage applicable and employee insurance premiums paid with respect to such claims; or

(h) Any fees or expenses (including without limitation, reasonable attorneys’ fees) incurred by Buyer in enforcing its rights hereunder; provided Buyer is the prevailing party.

9.2 Buyer’s Indemnities.  Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective shareholders, directors, officers, employees, agents and representatives and all of their successors and assigns (collectively, “Seller Indemnified Parties”) from and against, and reimburse them for, all Losses resulting from:

(a) Any breach or other violation by Buyer of any of its representations or warranties in this Agreement, in any Related Documents or in the certificate delivered pursuant to Section 8.2(a) (in each case, without giving effect to any materiality qualifiers);

(b) Any breach, misrepresentation, or other violation by Buyer of any of its covenants or agreements in this Agreement or in any Related Documents;

(c) Any Assumed Liability;

(d) The ownership, business or operations of the Business subsequent to the Closing Date; or

(e) Any fees or expenses (including without limitation, reasonable attorneys’ fees) incurred by Seller in enforcing its rights hereunder; provided Seller is the prevailing party.

9.3 Procedure for Indemnification.  The procedure for indemnification shall be as follows:

(a) The Party seeking indemnification under this Article 9 (the “Claimant”) shall give notice to the Party from whom indemnification is sought (the “Indemnitor”) of any claim or liability that might result in an indemnified Loss (an “Indemnified Claim”), specifying in reasonable detail (i) the factual basis for and circumstances surrounding the Indemnified Claim, together with supporting documentation; and (ii) the amount of the potential Loss pursuant to the Indemnified Claim if then known.  If the Indemnified Claim relates to a Proceeding filed by a third party against Claimant, notice shall be given by Claimant as soon as practical, but in all events within twenty (20) business days of the later of (i) the Claimant learning of the Proceeding, or (ii) the Claimant receiving written notice of the Proceeding. In all other circumstances, notice shall be given by Claimant as soon as practical, but in all events within twenty-five (25) business days after Claimant becomes aware of the facts giving rise to the potential Loss; provided, however, that should the Claimant fail to notify the Indemnitor in the time required above, the Indemnitor shall only be relieved of its obligations pursuant to this Article 9 to the extent the Indemnitor is materially prejudiced by such delay or failure to timely give notice of an Indemnified Claim or potential Loss.

(b) The Claimant shall make available to Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the Indemnified Claim or Loss and shall make available any information or documentation in Claimant’s possession, custody or control that is or may be helpful in defending or responding to the Indemnified Claim or Loss.

(c) The Indemnitor shall have thirty (30) days after receipt of the indemnification notice referred to in sub-section (a) to notify the Claimant in writing that it elects to conduct and control the defense of any such Indemnified Claim; provided, however, such thirty (30) day period shall be reduced to such shorter period of time set forth in the applicable indemnification notice if the Indemnified Claim or Loss is based upon a third-party claim requiring a response in fewer than thirty (30) days.

(d) If the Indemnitor does not advise the Claimant of its intent to conduct and control the defense of the Indemnified Claim or Proceeding within the time period specified above, the Claimant shall have the right to defend, contest, settle, or compromise such Indemnified Claim or Proceeding.  If the Indemnitor properly advises the Claimant that it will conduct and control the Indemnification Claim or Proceeding, the Indemnitor shall have the right to undertake, conduct, defend, and control, through counsel of its own choosing and at its sole expense, the conduct, defense, and settlement of the Indemnified Claim or Proceeding, and the Claimant shall cooperate with the Indemnitor in connection therewith.  Notwithstanding the foregoing or anything else herein to the contrary, (i) the Indemnitor shall not consent to the imposition of any injunction against the Claimant without the prior written consent of the Claimant, which consent shall not be unreasonably withheld; (ii) the Indemnitor shall permit the Claimant to participate in such conduct or settlement through counsel chosen by the Claimant, but the fees and expenses of such counsel shall be borne by the Claimant; (iii) upon a final determination of Proceeding, the Indemnitor shall promptly reimburse the Claimant for the full amount of any indemnified Loss or indemnified portion of any Loss resulting from the Indemnified Claim or Proceeding and all reasonable expenses related to such indemnified Loss incurred by the Claimant, except (A) fees and expenses of counsel for the Claimant in the event that Indemnitor has conducted or controlled the Proceeding and (B) any Loss not indemnifiable by Indemnitor; and (iv) no Indemnitor may, without the prior written consent of the Claimant, settle or compromise, or consent to the entry of any judgment in connection with, any Proceeding with respect to the claim described in the indemnification notice unless (A) such settlement or compromise involves only the payment of money; (B) there is no finding or admission of liability, any violation of any Law or any violation of the rights of any Person by the Claimant; and (C) the Indemnitor obtains an unconditional release of each Claimant from all Indemnified Claims or potential Loss arising out of the claim described in the indemnification notice and any Indemnified Claim or Proceeding related thereto.

9.4 Limitations.

(a) Seller shall only be required to indemnify Buyer under this Article 9 up to a maximum aggregate liability of (i) Two Million Five Hundred Thousand Dollars ($2,500,000) provided that a claim is made prior to the six (6) month anniversary of the Closing Date; or Two Million Dollars ($2,000,000) if no such claim is so made (as applicable, the “Cap”) for any claim or claims for Losses, and (ii) the maximum aggregate liability of Buyer shall not exceed the Cap.  There is no deductible which must be satisfied before Buyer may seek recovery under this Agreement.

(b) Claims for fraud with scienter or breaches of Sections 4.1, 4.2, 5.1 and 5.2 shall not be subject to the limitations of this Section 9.4.

9.5 Certain Limitations.  In calculating the amount of Losses of a Claimant under this Article 9 any claim for indemnification under this Agreement shall be reduced and offset dollar-for-dollar by any insurance payment with respect to the matter for which indemnification is sought, in each case as and when actually received by the Party claiming indemnification.

9.6 Survival.  Unless otherwise specified herein, each covenant and agreement contained in this Agreement, the Schedule of Exceptions or in any Related Document and required to be performed after the Closing shall survive the Closing Date and all representations and warranties contained in this Agreement and each covenant or agreement contained in this Agreement that is required to be performed at or prior to the Closing shall survive the Closing and will remain in full force and effect for a period of twelve (12) months after the Closing Date; provided that claims for fraud shall not be subject to such limitations.

9.7 Exclusive Remedy following the Closing.  Buyer and Seller acknowledge and agree that, if the Closing occurs, the indemnification provisions of this Article 9 shall be the sole and exclusive remedies of Buyer and Seller for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements of Buyer or Seller contained in this Agreement or any Related Documents, and neither party shall have any liability to the other party under any circumstances for special, indirect, consequential, punitive or exemplary damages, or lost profits, provided, however, that nothing contained in this Agreement shall relieve or limit the liability of any party from any liability or Losses arising out of or resulting from such party’s fraud with scienter in connection with the transactions contemplated in this Agreement or the Related Documents.  In furtherance of the foregoing, each of Buyer and Seller hereby waive, to the fullest extent permitted under applicable law, except in the case of fraud with scienter, any and all rights, claims and causes of action it may have against the other arising under or based upon any federal, state or local law, rule or regulation (including any such rights, claims or causes of action arising under or based upon common law, tort or otherwise and relating to this Agreement or any Related Documents); provided, however, that notwithstanding the foregoing any Party may pursue injunctive relief following the Closing to enforce covenants in the Agreement that survive such Closing and are supportable under applicable Law.

9.8 Mitigation of Damages.  Each of Buyer and Seller agrees to use reasonable efforts to mitigate any Losses which form the basis for any claim for indemnification, defense, hold harmless, payment or reimbursement hereunder other than with respect to claims for the indemnification of Assumed Liabilities or Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, no Party will be entitled to lost profits, punitive damages or other special or consequential damages regardless of the theory of recovery.

9.9 Shareholder Representative.  Seller shall provide for a representative to represent Seller and all other shareholders (the “Shareholder Representative”) with respect to the Escrow Deposit and all other matters which may arise under this Agreement after the Closing or in connection with the dissolution and winding up of Seller.  Seller shall provide Buyer with the name and contact information for the Shareholder Representative at or prior to Closing.  The Shareholder Representative shall have been duly appointed as agent and attorney-in-fact of the stockholders and his or its actions shall be binding on the stockholders.  Notwithstanding anything to the contrary in this Agreement, including without limitation Section 11.11, the Shareholder Representative and his or its representatives and agents shall be given all such access as it may reasonably require to the books and records of Seller and to such personnel or representatives of Buyer as it may reasonably require for the purposes of resolving any disputes or responding to any matters raised with respect to any adjustments to the Purchase Price, any claim for indemnification, or any other matter or dispute arising under or related to this Agreement.  Buyer shall have no obligation or liability to any shareholder for any action or inaction taken by the Shareholder Representative with respect to the Transaction or the Closing or any Shareholder Representative action or inaction taken after the Closing Date.

ARTICLE 10

TERMINATION RIGHTS

10.1 Termination.

(a) This Agreement may be terminated prior to the Closing by either Buyer or Seller upon five (5) days’ written notice to the other Party, if:

(i) the other Party is in material breach of this Agreement and such breach has been neither cured or agreed to be cured in a manner reasonably acceptable to the non-breaching Party within the cure period allowed under subsection (c) below nor waived by the Party giving such termination notice and in each such case such breach would give rise to the failure of a condition in Sections 7.1(a) or 7.2(a), provided that the Party seeking to terminate is not in material breach of this Agreement;

(ii) a court of competent jurisdiction or Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and nonappealable; or

(iii) the Closing has not occurred by April 16, 2014.

(b) This Agreement may be terminated by mutual written consent of Buyer and Seller.

(c) If either Party believes the other to be in breach or default of this Agreement, the non-defaulting Party shall, prior to exercising its right to terminate under Section 10.1(a)(i), provide the defaulting Party with notice specifying in reasonable detail the nature of such breach or default.  Except for a failure to pay the Purchase Price, the defaulting Party shall have fifteen (15) days from receipt of such notice to cure such default or if such default is not capable of being cured in fifteen (15) days of such notice, the defaulting Party shall have agreed to cure such default in a manner reasonably acceptable to the non-breaching Party, but not beyond the date that is five (5) business days after the scheduled Closing Date.

10.2 Termination Fee.

(a) Payable to Seller.  In the event that Seller terminates this Agreement pursuant to Section 10.1(a)(iii) due solely to Buyer’s breach of its representation and warranty in Section 5.6 (Financing) and immediately prior to any such termination Seller was not in material breach of the terms and conditions of this Agreement, then Buyer shall pay Seller a termination fee in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).

(b) Payable to Buyer.  In the event that Buyer terminates this Agreement pursuant to Section 10.1(a)(iii) solely due to Seller’s failure to satisfy Buyer’s Closing Condition as set forth in Section 7.1(g) and immediately prior to any such termination, Buyer was not in material breach of the terms and conditions of this Agreement, then Seller shall pay Buyer a termination fee in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).  The amount payable pursuant to this Section 10.2(a) or (b) is the “Termination Fee”.

(c) The Termination Fee shall be paid by wire transfer of same-day funds on the fifth (5th) business day following the date of termination of this Agreement.  The Parties acknowledge and agree that in the event of a termination referenced in Section 10.2(a) or (b), that damages would be difficult or impossible to quantify with reasonable certainty, and accordingly the payments provided for in this Section 10.2 is a payment of liquidated damages (and not penalties) which is based on the Parties’ estimate of the damages the other Party will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement, and is the sole and exclusive remedy with respect to any termination referenced in Section 10.2(a) or (b) and is the other Party’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) with respect to a termination referenced in Section 10.2(a) or (b) against the other for any and all damages suffered in connection with this Agreement (or the termination thereof), and upon payment of the Termination Fee, none of the other Party, nor any of the other Party’s subsidiaries nor any of their respective former, current or future stockholders, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement, or the transactions contemplated hereby and the only liability, in the aggregate, of the other Party in the event of a termination referenced in Section 10.2(a) or (b) shall be the Termination Fee, and in no event shall the other Party or any of their respective subsidiaries or Affiliates seek any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the other Party, whether by or through a claim by or on behalf of the other Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, whether at law or equity, in contract, in tort or otherwise in the event of a termination referenced in Section 10.2(a) or (b) except for its rights to recover the Termination Fee under and to the extent provided in this Section 10.2.  Each Party irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive.

10.3 Other Effects of Termination.  If this Agreement is terminated other than pursuant to Section 10.1, this Agreement shall become null and void and of no further force and effect, except for the following provisions: 6.5 (Confidentiality), 10.2 (Termination Fee), 10.3 (Other Effects of Termination), and the provisions in Article 13 (Other Provisions) and Article 14 (Definitions) that by their terms would survive termination.

ARTICLE 11

EMPLOYEES AND EMPLOYEE PLANS

11.1 Employees.  Schedule 11.1 sets forth a true and complete list of each employee as of February 28, 2014 (the “Employees”), together with such Employee’s name, position department, and date of hire, including any employee who is an inactive employee on paid or unpaid leave of absence.  For each such Employee, the aforementioned list includes the location of the Employee, current compensation rate, and any other compensation arrangement as of the date of delivery, including bonuses, accrued PTO, vehicle usage, severance or other perquisites.  Schedule 11.1 shall be updated to reflect employees hired between the date of such Schedule and the Closing Date, as well as those employees terminated between the date of such Schedule and the Closing Date, not more than four (4) business days prior to the Closing and again not more than four (4) business days after the Closing Date.  In addition, Schedule 11.1 shall be updated not more than five (5) business days after the Closing Date to reflect the cash payments to be paid to Employees by Seller with respect to accrued and unused PTO.  On the Closing Date, Seller shall terminate the employment of all of Seller’s Employees, other than (a) employees on leave as of such date (unless, with respect to employees on leave, the Parties otherwise agree at such Closing, the “Retained Employees”) and (b) employees with Assigned Employment Agreements.  Seller shall retain the employment of the Retained Employees until the end of such employee’s leave or until such employment would otherwise terminate in accordance with Seller’s leave policies.  Buyer shall assume any reinstatement obligations with respect to any Retained Employee and shall promptly offer such Retained Employee employment at such time as they are able to return to work, provided that such employees are able to return to work and apply for reinstatement within any time period required by Law.

11.2 Offer of Employment.  Not later than two (2) days prior to the Closing Date, Buyer shall (i) offer employment at will to all Employees without Assigned Employment Agreements other than the Retained Employees, contingent and effective upon the Closing, and (ii) assume the liabilities and obligations any Contracts which are set forth on Schedule 1.1(c) under the heading “Employment Agreements” (the “Assigned Employment Agreements”).  Seller and Buyer agree that, prior to the Closing Date, they will cooperate in the preparation of any and all communications with Employees with respect to the intent of Buyer to offer employment to all Employees on the Closing Date consistent with this Section 11.2.  Employees who accept or are treated by Buyer as accepting such offers of employment (including Retained Employees who become employees of Buyer subsequent to the Closing) or who are employees under an Assigned Employment Agreement and actually commence employment with Buyer in accordance are referred to collectively herein as the “Transferred Employees.”  For the avoidance of doubt, Buyer shall not owe any obligation to, any Employee who is not a Transferred Employee (other than any reinstatement obligation owed to Retained Employees).  Buyer’s offers of employment shall be made to each employee at each such employee’s current title and base compensation.

11.3 No Assumption of Company Plans.   Seller or its Affiliates will be responsible for the maintenance and distribution of benefits accrued through and including the Closing under any Company Plan, pursuant to the provisions of any Law and of such plans.  Without limiting the generality of this Section 11.3, Buyer will not assume any obligation or liability for any such accrued benefits or any fiduciary or Company Plan, except as required by Law.

11.4 Benefits Generally.  For a period of one (1) year after Closing, provided the applicable Transferred Employee is still employed by Buyer, and subject to any limitations set forth in any plan of Buyer, any Assigned Employment Agreement, or applicable Law, Buyer shall provide to each Transferred Employees that it hires, (i) the same salary or wage paid to such employee on the date hereof and (ii) such other employee benefits that are no less favorable in the aggregate than the employee benefits Buyer provides to its similarly situated employees.  Unless otherwise provided under the terms of an Assigned Employment Agreement, each Transferred Employee shall be employed by Buyer on an at will basis and nothing shall prohibit Buyer from terminating the employment of any such Transferred Employees at any time after the Closing Date or changing any of the terms and conditions of employment related to such Transferred Employees at any time, except for such changes that are inconsistent with Buyer’s obligations as set forth in this Section 11.4.

11.5 Health & Welfare Benefits.  The medical, dental and health plans of Buyer that would be applicable to Transferred Employees shall be offered and extended to such employees effective as of the Closing Date under the terms and conditions of such plans then in effect.  Notwithstanding the foregoing, for purposes of providing group health plan coverage, Buyer shall waive all pre-existing conditions and waiting periods for each Transferred Employee (and for the spouse and dependents of such employee) covered by the group health plans immediately prior to the Closing, and shall provide health care coverage under Buyer’s plans effective as of the Closing without the application of any eligibility waiting period for coverage except to the extent such persons were subject to such pre-existing condition limitations under Seller’s group health plan.  In addition, Buyer shall credit all payments made by a Transferred Employee (and the spouse and dependents of such employee) for deductible limits and out of pocket limits (as “out of pocket limits” are defined in Buyer’s medical plan) under the group health plans for the plan year which includes the Closing Date, as if such payments had been made for similar purposes under the group health plans offered to the Transferred Employees (and their spouses and dependents) under Seller’s benefits plans. Buyer and Seller agree that Seller will be responsible for short-term and long-term disability coverage for any Employees who experience a disability event prior to the Closing Date.  With respect to run-off claims under Seller’s medical plan, which will be cancelled at Closing, Seller shall pay for such run-off claims; provided, however, Buyer will provide Seller with $150,000 of stop loss coverage at no cost to Seller.

11.6 401(k) Plan.  Effective as of the Closing Date or the payroll period ending immediately after the Closing Date, Seller shall have contributed to Seller’s 401(k) plan all elective deferral and matching contributions with respect to the Transferred Employees’ employment service rendered prior to the Effective Time (irrespective of any end-of-year service requirements otherwise applicable to such contributions) and cause the matching and other employer contribution amounts of all Transferred Employees under the Seller 401(k) plan to become fully vested as of the Closing Date.  Following the Closing Date, Seller shall take all actions necessary or appropriate to ensure that under the terms of the Seller 401(k) plan, each Transferred Employee with an account balance is eligible to receive a distribution as a result of their termination of employment with Seller.  From and after the Closing, Buyer shall permit each Transferred Employee who participates in Seller’s 401(k) plan to elect to make direct rollovers of their account balances (including any outstanding loan balances) into Buyer’s 401(k) plan as of the Closing (or as soon as practicable thereafter when Buyer’s 401(k) plan is capable of accepting such rollovers), subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan.

11.7 Vacation and Sick Leave.  To the extent permitted by applicable Law, each Transferred Employee will be credited under Buyer’s vacation and sick leave policy in relation to similarly situated employees of Buyer (after giving credit for past service with Seller and its predecessors and Affiliates) as follows:

(a) all of such Transferred Employee’s accrued and unused personal time off under Seller’s personal time off (“PTO”) policy as of the Closing Date, not to exceed 40 hours, will be paid to such Transferred Employee by Seller as soon as reasonably practicable following the Closing, and

(b) all Transferred Employees will accrue no more than Buyer’s maximum allowable vacation time for such Transferred Employee’s years of service in calendar year 2014 prorated from the Closing Date.

11.8 Workers’ Compensation.  All workers’ compensation obligations relating to, arising out of or resulting from any claim by any Employee that results from an injury that occurred at or prior to the Effective Time shall be retained by Seller.  All workers’ compensation obligations relating to, arising out of or resulting from any claim by a Transferred Employee that results from an injury that occurs after the Effective Time shall be the responsibility of the Buyer.  Seller further agrees that (A) any Employee, including any Transferred Employee, who has received an offer of employment from Buyer but has not yet commenced employment with Buyer and who as of the Closing Date is receiving or is entitled to receive short-term or long-term disability benefits under Seller’s short-term or long-term disability benefit plans shall receive or continue to be paid such benefits after the Closing in accordance with the terms of the disability plans of Seller and (B) except as provided in Section 11.8, Buyer shall have no obligation to provide any disability or other benefits or compensation to any such Person.

11.9 COBRA Obligations.

(a) Buyer and Seller shall cooperate with each other to develop a communication plan to Employees, with the goal of minimizing the number of Employees who do not accept Buyer’s offer of employment.  Buyer acknowledges that it will be considered a successor employer under the federal Law commonly known as COBRA to those qualified beneficiaries (including covered employees) formerly covered under Seller’s group health plan whose rights to obtain COBRA coverage arose on or prior to the Closing Date, but only if Seller and its ERISA Affiliates terminate all group health plan coverage on or after the Closing Date and before the COBRA continuation period expires with respect to such qualified beneficiaries.  Buyer’s obligation to provide such coverage shall arise at the termination of the last group health plan offered by Seller and its ERISA Affiliates.

(b) On the Closing Date, Seller will provide Buyer with Schedule 11.9 setting forth a list of (i) each individual who is receiving or entitled to receive COBRA coverage from Seller as of the date thereof (or potentially entitled to receive COBRA coverage from Seller at a later time in the case of individuals in their COBRA election period) (or is an eligible beneficiary of any of the foregoing) (the “COBRA Beneficiaries”), (ii) the effective date of such coverage for each such individual, (iii) the amount of the monthly COBRA cost with respect to such individual and (iv) the expected duration of such coverage.

(c) To the extent Seller ceases to provide any COBRA Beneficiary with COBRA coverage and such liabilities transfer to Buyer in advance of the one year anniversary of the Closing Date, Buyer shall be deemed to have an automatic claim against the Escrow Deposit Fund for payment of any Losses incurred by Buyer arising directly or indirectly from any claim made by a COBRA Beneficiary pursuant to the coverage such COBRA Beneficiary is receiving from Seller or its Affiliates under COBRA for health care claims incurred by such COBRA Beneficiaries during the period from the Closing Date to the first (1st) anniversary of the Closing Date.

(d) To the extent any COBRA Beneficiary continues to receive COBRA coverage from the Seller or any Seller Affiliate as of the first (1st) anniversary of the Closing Date, then as of such date, Buyer shall be deemed to have an automatic claim against the Escrow Deposit Fund (the “COBRA Fund”) for an amount in cash equal to the lesser of (i) the product of the number of COBRA Beneficiaries on such date, multiplied by $75,000 or (ii) the balance of the Escrow Deposit Fund.  The COBRA Fund shall be used by Buyer as a source for payment of any Losses incurred by Buyer arising directly or indirectly from any claim made by a COBRA Beneficiary pursuant to the coverage such COBRA Beneficiary is receiving from Seller or its Affiliates under COBRA for health care claims incurred by such COBRA Beneficiaries during the period from the first (1st) anniversary of the Closing Date through the second (2nd) anniversary of the Closing Date (such Losses, “COBRA Claims”).  No later than ten (10) business days after the second (2nd) anniversary of the Closing Date, Buyer shall pay to the Shareholder Representative by wire transfer of immediately available funds to the account of the Shareholder Representative notified to Buyer in writing no later than two (2) business days prior to such tenth (10th) business day an amount, if positive, in cash equal to the COBRA Fund less the aggregate amount of all Losses incurred by Buyer arising directly or indirectly from such COBRA Claims, reduced by any stop-loss insurance coverage payments and employee insurance premiums actually received by Buyer with respect to such claims.  Any amounts paid to the Shareholder Representative under this Section 11.9 shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

11.10 Past Service Credit.  Buyer shall recognize and credit to the Transferred Employees service with Seller completed prior to the Closing Date under the benefit plans and benefit arrangements available to such Transferred Employees after the Closing Date to the extent recognized under the plans of Seller covering such Transferred Employees prior to the Closing Date, but only to the extent that recognition of such service is permitted by Law and does not result in duplicate benefits.

11.11 No Third Party Beneficiaries.  The parties expressly acknowledge and agree that nothing contained in this Article 11 or any other provision of this Agreement, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement of Seller or Buyer, (ii) limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any Person (including any Employee or Transferred Employee) other than the parties to this Agreement or create a contract between Buyer, Seller, or any of their respective Affiliates on the one hand and any employee of Seller on the other hand, and no employee of Seller may rely on this Agreement as the basis for any breach of contract claim against Buyer or Seller, (iv) be deemed or construed to require Buyer or any of its Affiliates to continue to employ any particular employee of Seller or for any period after the Closing, or (v) be deemed or construed to limit Buyer’s or any of its Affiliates’ right to terminate the employment of any Transferred Employee during any period after the Closing Date or confer on any Person any right to employment or continued employment or to a particular term or condition of employment with Buyer or any of its Affiliates.

11.12 Releases.  In the event Buyer terminates the employment of any Transferred Employee during any period after the Closing Date and is able to obtain a release from such Transferred Employee, Buyer will use reasonable efforts to include the Seller as a released party in the release.

ARTICLE 12

OTHER AGREEMENTS

12.1 Access to Books and Records and Records Retention.  In addition to and not in limitation of the provisions of Sections 6.2 and 9.9 hereof, from and after the Closing Date, Seller and Buyer shall (i) each provide the other (at the requesting Party’s sole cost and expense for out-of-pocket expenses paid to other Persons) with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority, or Proceeding related to Liabilities for Tax; and (ii) each retain for a period of seven (7) years and provide the other with any records or other information that may be necessary for such Tax Return, audit or examination, Proceeding, or determination; provided, that upon the dissolution of Seller, Seller shall notify Buyer of the identity of the person who shall retain possession of such records. Without limiting the generality of the foregoing, Seller and Buyer shall each retain, as applicable, until the applicable statutes of limitations (including any extensions thereof) have expired, copies of all Seller Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.  For a period of sixty (60) days following the Closing Date, Buyer shall allow representatives of Seller, including the Shareholder Representative, with reasonable access, upon reasonable written notice and at reasonable times, to Seller’s books and records to enable Seller and the Shareholder Representative to close out Seller’s financial records and associated matters; provided, in no event after the Closing Date, will Seller or the Shareholder Representative be provided with direct access to any of Buyer’s systems; provided, further that upon Seller’s reasonable request, Buyer shall provide Seller with copies of such documents as may only be obtained by access  to Buyer’s systems and shall provide Seller with access to, or copies of, paper files, as reasonably needed by Seller for preparation of Tax Returns, reviewing the Closing Statement, dissolving and winding up Seller, dealing with matters related to indemnification, responding to tax audits, disputes between the parties, and other proper purposes.

ARTICLE 13

OTHER PROVISIONS

13.1 Transfer Taxes and Expenses.  Except as provided otherwise in this Agreement, all Transfer Taxes imposed on this transaction shall be evenly split between Seller on the one hand and Buyer on the other hand.  The parties will cooperate in the preparation, execution and filing of all Tax Returns regarding Transfer Taxes and in seeking or perfecting any available exemption from Transfer Taxes.  Except as otherwise provided elsewhere in this Agreement, each Party shall be solely responsible for and shall pay all other costs and expenses (including attorney and accounting fees) incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

13.2 Benefit and Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.  Neither Buyer nor Seller may assign their rights or delegate their obligations under this Agreement without the prior written consent of the other Party; provided, that Buyer may assign this Agreement to an Affiliate without Seller’s consent; provided further, that Buyer shall remain liable, jointly and severally with such Affiliate, for all Buyer’s obligations hereunder.  Except as expressly provided in this Agreement, this Agreement is not intended to, nor shall it, create any rights in any person other than the Parties, the Buyer Indemnified Parties and the Seller Indemnified Parties.

13.3 Additional Documents.  The Parties agree to execute, acknowledge and deliver, before, at or after the Closing Date, such further instruments and documents as may be reasonably required to implement, consummate and effectuate the terms of this Agreement.

13.4 Entire Agreement; Schedules; Amendment; Waiver.  This Agreement and the schedules hereto and thereto and the Related Documents embody the entire agreement and understanding of the Parties hereto relating to the matters provided for herein and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.  Any matter that is disclosed in a Schedule hereto shall be deemed to have been included in other pertinent schedules, notwithstanding the omission of an appropriate cross-reference.  No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the Party against whom enforcement of any waiver, amendment or consent is sought.  No failure or delay on the part of Buyer or Seller in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

13.5 Headings.  The headings set forth in this Agreement are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement.

13.6 Computation of Time.  If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a federal holiday, then such time shall be extended to the next business day.

13.7 Governing Law.  The construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to any choice or conflicts of law provision or rule (whether of the State of New York or any other jurisdiction).

13.8 Venue.  Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York located in Manhattan County or in the absence of jurisdiction, of any federal court sitting in Manhattan County, New York with respect to any action or proceeding arising out of or relating to this Agreement; agrees that all claims with respect to any such action or proceeding may be heard and determined in such respective courts; and waives any objection, including, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of such action or proceeding in such respective jurisdictions.  Each Party represents to the other Parties that this waiver is given voluntarily and with full knowledge and understanding of its legal effect after consultation with legal counsel.

13.9 Attorneys’ Fees.  In the event of any dispute between the Parties to this Agreement, Seller or Buyer, as the case may be, shall reimburse the prevailing Party for its reasonable attorneys’ fees and other costs incurred in enforcing its rights or exercising its remedies under this Agreement. Such right of reimbursement shall be in addition to any other right or remedy that the prevailing Party may have under this Agreement.

13.10 Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

13.11 Neutral Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.12 Notices.  Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be addressed to the following addresses or to such other address as any Party may request:

If to Seller:	Internet Broadcasting Systems, Inc.

355 Randolph Avenue

St. Paul, Minnesota 55102

Attention: Steven Johansen

Telephone: 651-365-4005

sjohansen@ibsys.com

with a copy to:	Stinson Leonard Street LLP

150 South Fifth Street

Suite 2300

Minneapolis, Minnesota 55402

Attention: Mark S. Weitz

Telephone: 612-335-1517

mark.weitz@stinsonleonard.com

If to Buyer:	Nexstar Broadcasting, Inc.

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

Attention: Thomas O’Brien

Telephone: 972-373-8800

tobrien@nexstar.tv

with a copy to:	Nexstar Broadcasting, Inc.
545 E. John Carpenter Freeway, Suite 700
Irving, Texas 75062
Attention: Elizabeth Ryder
Telephone: 972-373-8800
eryder@nexstar.tv

Any such notice, demand or request shall be deemed to have been duly delivered and received (i) on the date of personal delivery, (ii) on the date of transmission if sent by facsimile, (iii) on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, or (iv) on the date of a signed receipt if sent by an overnight delivery service.

13.13 No Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

13.14 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

13.15 Facsimile or PDF Signatures.  The Parties agree that transmission to the other Party of this Agreement with its facsimile or electronic “pdf” signature shall bind the Party transmitting this Agreement thereby in the same manner as if such Party’s original signature had been delivered. Without limiting the foregoing, each Party who transmits this Agreement with its facsimile or “pdf” signature covenants to deliver the original thereof to the other Party as soon as possible thereafter.

ARTICLE 14

DEFINITIONS

14.1 Defined Terms.  Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accounts Payable” shall mean the outstanding accounts payable dated not more than 60 days prior to the Closing Date, arising out of the operation of the Business, as determined as of the Effective Time, as determined in accordance with GAAP.

“Accounts Receivable” shall mean all receivables of Seller invoiced not more than 120 days prior to the Closing Date issued with respect to services performed by the Company for any third party, as determined as of the Closing Date in accordance with GAAP; provided, however, the Accounts Receivable shall not include any account receivable that has been disputed by a customer nor any deferred asset resulting from a straight line adjustment for revenue for multi-year contracts as required under GAAP.

“Affiliate” shall mean, with respect to any specified Person, another Person that directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person.

“Agreement” shall mean this Agreement together with the Schedules attached hereto.

“Acquisition Proposal” shall have the meaning set forth in Section 6.4.

“Assets” shall have the meaning set forth in Section 1.1.

“Assigned Employment Agreements” shall have the meaning set forth in Section 11.2.

“Assumed Contracts” shall have the meaning set forth in Section 1.1(c).

“Assumed Liabilities” shall have the meaning set forth in Section 1.3.

“Audited Financial Statements” shall have the meaning set forth in Section 4.15.

“Business” shall have the meaning set forth in the recitals.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.1.

“Buyer’s Closing Conditions” shall have the meaning set forth in Section 7.1.

“Cap” shall have the meaning set forth in Section 9.4(a).

“Claimant” shall have the meaning set forth in Section 9.3(a).

“Client” shall mean any advertising, professional services, or other customer of Seller.

“Client Contract” shall mean any Contract between a Client and Seller.

“Client Intellectual Property” shall mean all Intellectual Property that is owned by a Client or Client is licensed or otherwise permitted by other Persons, and Client licenses such Intellectual Property to Seller, or Intellectual Property Seller obtains on behalf a Client or is delivered with a Product to Client.

“Closing” and “Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Date Net Working Capital” shall have the meaning set forth in Section 2.2(b).

“Closing Statement” shall have the meaning set forth in Section 2.2(b).

“COBRA” shall mean the continuation coverage requirements under Section 4980B of the Code.

“COBRA Beneficiaries” shall have the meaning set forth in Section 11.9(b).

“COBRA Claims” shall have the meaning set forth in Section 11.9(d).

“COBRA Fund” shall have the meaning set forth in Section 11.9(d).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

“Collection and Use” shall have the meaning set forth in Section 4.23(d).

“Company Plans” shall have the meaning set forth in Section 4.18(a).

“Company’s 2014 Management Incentive Compensation Plan” shall mean Seller’s annual incentive compensation plan for 2014, pursuant to which Seller’s chief executive officer proposes potential incentive compensation for the Seller’s management and presents it to the compensation committee of the Seller’s board of directors for consideration and approval or modification.

“Company’s 2014 Individual Bonus Offers” shall mean individual incentive compensation offers made in 2014 by Seller’s managers to certain employees (those certain employees being set forth in Schedule 4.18(a))  and presented to the Seller’s chief executive officer for consideration and approval or modification.

“Computer Hardware” shall mean any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, mid-range and mainframe computers, process control and distributed control systems, and network telecommunications equipment, whether or not connected to any network.

“Consulting Agreements” shall have the meaning set forth in Section 4.18(b).

“Contracts” shall mean all contracts, agreements, leases, non-governmental licenses, employment agreements, commitments, understandings, options, rights and interests, written or oral, including any amendments, extensions, supplements and other modifications thereto used in the Business.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or partnership, membership, trustee, executor or other ownership interests, by contract or otherwise.

“Current Assets” shall mean (i) Accounts Receivable, (ii) prepaid expenses attributable to the Business’s operations (including, but not limited to, prepaid taxes and assessments, prepaid rentals, license fees, and similar items), (iii) deposits related to the operations of the Business that are held by third parties and (iv) other current assets attributable to the Business.  The Current Assets will not include income tax assets or any amounts attributable to Excluded Assets.

“Current Liabilities” shall mean Accounts Payable, other current liabilities and accrued expenses, Deferred Revenues, and year-end bonuses for 2014 accrued pursuant to the Company’s 2014 Management Incentive Compensation Plan and the Company’s 2014 Individual Bonus Offers (but excluding accrued and unused PTO balances) as of the Effective Time.  The Current Liabilities will not include any amounts attributable to (i) Retained Liabilities, (ii) any deferred asset or liability balances associated with the Company’s GAAP accounting for the office lease, (iii) any amounts to be paid as transaction bonuses, together with any other retention, success, change in control or similar bonuses payable to employees or directors of the Company as a result of consummation of the transactions contemplated hereunder, in each case together with the employer’s portion of any employment Taxes associated therewith, (iv) all third-party fees, costs and expenses (including those related to travel, legal, accounting or investment banking) incurred by the Company on or prior to the Closing (whether or not invoiced) and unpaid at the Closing, related to or arising out of the negotiation, execution and delivery and consummation of the transactions contemplated by this Agreement.

“Customer Information” shall have the meaning set forth in Section 4.23(d).

“Data” shall mean all information and data, whether in printed or electronic form, and whether contained in a database or otherwise, and Internet websites and related content.

 “Deferred Revenue” shall mean any unearned revenues of the Business that relate to periods beginning as of the Effective Time to the extent that cash has been received by Seller prior to the Effective Time with respect to such revenues; provided, however, that Deferred Revenue shall not include any deferred revenue resulting from straight-line adjustments of revenue for multi-year contracts as required under GAAP.

“Developed Intellectual Property” shall mean Intellectual Property created, developed, improved or modified by employees, agents, consultants or contractors for Seller.

“Earnings” shall have the meaning set forth in Section 2.1(a).

“Effective Time” shall mean 12:01 a.m. central time on the Closing Date.

“Employees” shall have the meaning set forth in Section 11.1.

“Environment” means surface waters, ground waters, surface water sediment, soil, subsurface strata, buildings, indoor air, ambient air and other environmental medium.

“Environmental Laws” shall mean means any and all federal, state or local laws (including common law), statutes, rules, regulations, codes, policies, ordinances, orders, injunctions and directives, in effect on or prior to the Closing Date: (a) related to releases or threatened releases of any Hazardous Substance to the Environment; (b) governing the use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (c) related to the protection of the Environment, occupational safety, and human health.  Such Environmental Laws include the following federal laws: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning & Community Right-to-Know Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Occupational Health and Safety Act, as it relates to management of or exposure to hazardous substances and the Toxic Substances Control Act.

“ERISA” shall have the meaning set forth in Section 4.18(a).

“ERISA Affiliate” shall have the meaning set forth in Section 4.18(g).

“Escrow Agent” shall have meaning set forth in Section 2.1(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.1(a).

“Escrow Deposit” shall have the meaning set forth in Section 2.1(a).

“Escrow Deposit Fund” shall have the meaning set forth in Section 2.1(a).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.2(a).

“Estimated Net Working Capital Statement” shall have the meaning set forth in Section 2.2(a).

“Example Net Working Capital” shall have the meaning set forth in Section 2.2(a).

“Excepted Intellectual Property” shall have the meaning set forth in Section 4.23(a).

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Financial Statements” shall have the meaning set forth in Section 4.15.

“Financing” shall have the meaning set forth in Section 6.9.

“GAAP” shall mean generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, as applied on a consistent basis by Seller, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean any: (a) nation, state, county, city, town, village, district, or other recognized jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Substances” shall mean any material, chemical, compound, mixture, hazardous substance, hazardous waste, toxin, noise, radiation, mold, or other pollutant or contaminant defined, listed, classified, regulated or prohibited under any Environmental Laws.

“Indebtedness” means, without duplication, any Liability of the Business, Seller or any of Seller’s Affiliates (i) for borrowed money whether current, short-term, long-term, secured or unsecured (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs and other obligations related thereto), (ii) evidenced by any note, bond, debenture or other debt security, (iii)  for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (iv) arising under any currency, interest rate swap, hedge or similar instrument, (v) with respect to “off balance sheet” financings, or (vi) arising under a guaranty or similar obligation with the respect to Liabilities of any other Person of the types described in clauses (i) through (v) above.

“Indemnified Claim” shall have the meaning set forth in Section 9.3(a).

“Indemnitor” shall have the meaning set forth in Section 9.3(a).

“Independent Accountant” shall have the meaning set forth in Section 2.2(b).

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations thereof, now or hereafter in force and effect): all United States, international, and foreign: (1) proprietary inventions, discoveries and ideas, whether patentable or not, patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures; (2) all trade secrets and other rights in know-how and confidential or proprietary information, including without limitation, schematics, databases, formulae, drawings, prototypes, models, designs, vendor and supplier lists, advertiser lists, sales lists, sponsor lists, business plans and strategies, marketing materials and plans; (3) published and unpublished works of authorship, whether copyrightable or not (including without limitation Software), all mask works, copyrights, formats, programming materials and concepts, on air copy, on air talent concepts and jingles, including, but not limited, to sound recording, public performance, mechanical, synchronization, retransmission, rights, and all other rights corresponding thereto (including moral rights), throughout the world; (4) all rights in telephone numbers and World Wide Web addresses and domain names (including, without limitation, e-mail addresses) and applications and registrations therefor, and access and use rights with respect to any social media accounts, and contract rights therein; (5) all trade names, call letters, logos, slogans, symbols, trademarks and service marks, trade dress and all goodwill, if any, associated therewith throughout the world; (6) rights of privacy, publicity and personality; (7) all Software; (8) Data; (9) Computer Hardware; (10) IT Systems; (11) any similar, corresponding, or equivalent rights to any of the foregoing in items (1) through (10) above, anywhere in the world, and all defenses, claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

“Interim Financial Statements” shall have the meaning set forth in Section 4.15.

“IRS” shall have the meaning set forth in Section 4.18(h).

“IT Systems” shall mean electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all Data, Software, Computer Hardware, and databases) and Internet websites and related content.

“Knowledge” shall mean the actual knowledge of Elmer Baldwin, Steven Johansen, Todd Carter or any president, chief financial officer, or any similar officer of Seller and, with respect to Section 4.23(l) only, (i) each of the aforementioned persons and any individual reporting directly to such person, (ii) Craig Blake and any individual reporting directly to him, and (iii) each of Seller’s employees in its Product Development, Infrastructure Services and Client Support Departments, as listed on Seller’s Organizational Chart, dated March 11, 2014, as delivered to Buyer.

“Law” shall mean any national, federal, state, local, international or other law, statute, rule, regulation, ordinance, code, policy, Order, decree, judgment, consent, settlement agreement or other governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 1.1(a).

“Liabilities” shall mean any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of any Person or is disclosed on any Schedule to this Agreement.

“Liens” shall mean any charge, claim, community property interest, condition, equitable interest, mortgage, deeds of trust, lien, security interest, option, pledge, collateral assignment, right of first refusal, conditional sale or other title retention agreement, indenture, encumbrance, adverse interest, constructive trust or other trust, lease (other than Assumed Contracts and Real Property Lease), encumbrance, claim, exception to or defect in title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses), or other charge or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or the filing of or agreement to give any financing statement or other lien with respect to any assets or property under the Uniform Commercial Code of any State, but shall not include liens for current taxes not yet due and payable and other Permitted Liens.

“Loss” or “Losses” shall have the meaning set forth in Section 9.1.

“Material Adverse Effect” shall mean any event, transaction, condition, change or effect that (individually or in the aggregate with all other such events, transactions, conditions, changes or effects) has had or would reasonably be expected to have a material adverse effect on the Assets, the Business, properties, liabilities, financial condition or results of operation of the Seller, taken as a whole or the ability of Seller to perform its obligations under this Agreement; provided, however, that for purposes of determining whether any Material Adverse Effect shall have occurred, there shall be excluded and disregarded any event, transaction, condition, change or effect resulting from or relating to (i) general business or economic conditions, or conditions generally affecting the industry in which the Business operates which do not disproportionately impact the Seller or the Business, (ii) any change in accounting requirements or principles or in any applicable Laws, (iii) the compliance with the terms of, or the taking of any action expressly required by, this Agreement, (iv) acts of terrorism or military action or the threat thereof which do not disproportionately impact the Seller or the Business, (v) the announcement, execution and performance of this Agreement and (vi) any existing event, occurrence or circumstance expressly described on a Schedule hereto, solely to the extent such event, occurrence or circumstance is described therein.

“Material Consents” shall have the meaning set forth in Section 7.1(c).

“Material Intellectual Property” shall mean all material Seller Owned Intellectual Property, Seller Licensed Intellectual Property, Client Intellectual Property and Registrable Intellectual Property.

“Net Working Capital” shall mean (a) Current Assets of the Company less (b) Current Liabilities of the Company, as determined in accordance with Schedule 2.2(a).

“Net Working Capital Adjustment” shall have the meaning set forth in Section 2.2(a).

“Net Working Capital Target” shall mean ($100,000).

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” shall mean an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means the articles of incorporation, articles of organization, certificate of organization, or similar organizational documents, including any certificate of designation for any capital stock, as amended to date, and the bylaws, operating agreement, and other similar organizational documents, as amended to date, of an entity.

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Payment Date” shall have the meaning set forth in Section 2.2(b).

“Permit” shall mean any permit, franchise, certificate, consent, clearance, waiver, notification, authorization, approval, registration or license granted by or obtained from any Governmental Authority in accordance with applicable Law.

“Permitted Liens” shall mean:

(i) purchase money security interest that may arise by operation of law for inventory and supplies purchased in the Ordinary Course of Business and on account, provided the amounts owed on such accounts are not past due;

(ii) Liens for taxes, assessments, levies, fees or governmental charges on the Personal Property if the same shall not at the time be delinquent or are contested by appropriate proceedings;

(iii) Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the Ordinary Course of Business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP and that are not resulting from any breach, violation or default by Seller of any Contract or Law;

(iv) in the case of the Leased Real Property, (i) the rights of any thereunder or any Lien granted by any lessor or any Lien that the Leased Real Property is subject to; and

(v) zoning, building codes, and other land use laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by a Governmental Authority having jurisdiction over Leased Real Property, which are not violated by the current use or occupancy of the Leased Real Property or the operation of the business thereon.

“Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Personal Property” shall have the meaning set forth in Section 1.1(b).

“Proceeding” shall mean any action, arbitration, assertion, audit, hearing, investigation, inquiry, litigation, mediation or suit (whether civil, criminal, administrative, investigative, private or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator or under any Law.

“PTO” shall have the meaning set forth in Section 11.7(a).

“Public Software” shall mean Software which creates, or purports to create, obligations for the user or grants, or purports to grant, to any third party any rights or immunities under the user’s intellectual property or proprietary rights in its Software (including, without limitation, open source Software and any other Software that requires as a condition of use, modification and/or distribution of Software that other Software incorporated into, derived from or distributed with that Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge), quasi open source, community source, freeware, shareware, public license, or “copyleft” Software, or similar Software, including, without limitation, any software or program licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) The Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Source License (SISL), (g) BSD Licenses, and (h) the Apache Software License.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Real Estate Lease” shall have the meaning set forth in Section 4.5(a).

“Registrable Intellectual Property” shall have the meaning set forth in Section 4.23(b).

“Related Documents” shall mean a bill of sale, an assumption agreement, the Escrow Agreement and any other written agreements, instruments, affidavits, certificates and other documents executed by Seller, Buyer or any of their respective Affiliates, as applicable, pursuant to this Agreement or in connection with Buyer’s purchase of the Assets or any other transactions contemplated by this Agreement, regardless of whether such agreements, instruments, affidavits, certificates and other documents are expressly referred to in this Agreement.

“Retained Liabilities” shall have the meaning set forth in Section 1.3(b).

“Schedule of Exceptions” shall have the meaning set forth in Article 4.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Seller Intellectual Property” shall mean Seller Owned Intellectual Property and Seller Licensed Intellectual Property.

“Seller Licensed Intellectual Property” shall mean all Intellectual Property that a Seller is licensed or otherwise permitted by other Persons to use.

“Seller Owned Intellectual Property” shall mean all Intellectual Property owned by a Seller.

“Seller’s Closing Conditions” shall have the meaning set forth in Section 7.2.

“Seller’s Shareholders” shall mean any Person who holds one or more shares of the Seller’s stock or holds any rights to vote with respect to Seller’s stock.

“Shareholder Representative” shall have the meaning set forth in Section 9.9.

“Software” shall mean all rights in and to computer programs and/or software programs (including all user-applications, source code, object code, executable code, systems, firmware, programming tools and/or related documentation), Public Software, machine readable databases and compilations, including any and all Data and collections of Data, and all content contained on internet site(s), any of the foregoing that is installed on Computer Hardware, the licenses and sublicenses granted and obtained with respect thereto and the rights thereunder.

“Special Meeting of Seller’s Shareholders” the meaning set forth in Section 6.1(c).

“Tax” or “Taxes” shall mean all federal, state, local and foreign taxes and other similar charges, imposed by any Governmental or taxing authority, including, without limitation, income, gains, transfer, unemployment, workers’ compensation, withholding, payroll, social security, real property, personal property, stamp, transfer excise, sales, gross receipts, ad valorem, use, franchise taxes, profits, gains, property, transfer, payroll, intangible or other taxes, value added, alternative or add-on minimum, estimated, unclaimed property fees, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties (whether payable directly or by withholding).

“Tax Return” shall mean any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes required to be filed with any Governmental or taxing authority (whether or not payment is required to be made with respect to such document).

“Termination Fee” shall have the meaning set forth in Section 10.2(b).

“Transaction” means the purchase and sale of Assets and the assumption of obligations and liabilities as contemplated by this Agreement.

“Transfer Taxes” shall mean all United States federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar taxes, costs, or fees that may be imposed in connection with the transfer of the Assets, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, including without limitation sales tax payable in connection with the transaction contemplated by this Agreement.

“Transferred Employees” shall have the meaning set forth in Section 11.2.

“Union” shall have the meaning set forth in Section 4.18(m).

“WARN Act” shall have the meaning set forth in Section 4.18(c).

14.2 Miscellaneous Terms

. The definitions set forth or referenced in Section 14.1 apply equally to both the singular and plural forms of the terms defined. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive.  Masculine terms apply to females as well as males; feminine terms apply to males as well as females. The term “includes” or “including” is by way of example and not limitation.  The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Schedules) in its entirety and not to any part of this Agreement unless the context otherwise requires.  All references to Articles, Sections, and Schedules will be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context otherwise requires.  Any reference to a “day” or number of “days” (without the explicit qualifications of “business”) will be interpreted as a reference to a calendar day or number of calendar days.  Any reference to a “business day” means any day that is not a Saturday, Sunday or day on which banks in New York, New York, are authorized or required by law to close.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice will be deferred until, or may be taken or given on, the next business day.  All references to dollar amounts will be references to United States Dollars.

[signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

“Seller”	INTERNET BROADCASTING SYSTEMS, INC.

By: /s/ Elmer Baldwin
Name: Elmer Baldwin
Its: Chief Executive Officer

“Buyer”	NEXSTAR BROADCASTING, INC.

By: /s/ Thomas O'Brien
Name: Thomas O'Brien
Its: Executive Vice President